Exhibit 10.15

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

SUBLICENSE AGREEMENT

This Sublicense Agreement (this “Agreement”), dated as of March 19, 2024 (the “Effective Date”), is made by and between Evommune, Inc., a Delaware corporation (“Evommune”), and Maruho Co., Ltd., a company organized under the laws of Japan (“Maruho”). Evommune and Maruho are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Evommune is engaged in the research and development of products for use in treating or preventing inflammatory diseases, including a program referred to as EVO756 to treat urticaria and interstitial cystitis;

WHEREAS, Maruho manufactures, develops, and commercializes pharmaceutical products primarily in the field of dermatology;

WHEREAS, the Parties have previously entered into that certain Sublicense Agreement, dated as of September 23, 2023 (the “First Sublicense Agreement”), pursuant to which Evommune granted to Maruho a license and sublicense under certain intellectual property rights relating to EVO756 to develop, manufacture and commercialize certain products in Japan; and

WHEREAS, Evommune wishes to grant a license and sublicense to Maruho under certain intellectual property rights relating to EVO756, including, without limitation, certain rights granted by Dermira (as defined below) to Evommune under the Dermira License (as defined below), to develop, manufacture, and commercialize the Products in the Territory (as defined below), as more fully set forth herein, and Maruho wishes to take such license, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings set forth in this Article 1:

1.1 “Active Component” means a component that confers a therapeutic effect on a standalone basis.

1.2 “Additional Restriction Period” means, solely if Evommune and Dermira do not enter into an agreement pursuant to Section 2.5 of the Dermira License, the period of time following the expiration of the Exclusivity Period until [***].

1.3 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with a Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling,” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract, or otherwise), or (b) beneficial ownership of more than 50% (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant, or other similar arrangement) or other comparable equity interests of an entity.

1.4 “Analytical Release Testing and Characterization” means all activities associated with carrying out the analytical testing and release of the Products in the Field in the Territory. Such activities shall include: transferring test methods, developing and validating new analytical tests required in the Field in the Territory, amending the release specifications to be in compliance with local Applicable Laws, conducting the release testing of the Products in the Territory, and final release of the Products (including raw materials, intermediates, drug substance, and drug product).

1.5 “Applicable Law” means any applicable United States federal, state, or local, or foreign or multinational law (including data protection and privacy laws), statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.6 “ASEAN Member State(s)” means each of or two or more of the member states of the Association of Southeast Asian Nations as of the Effective Date, which are Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, and Viet Nam.

1.7 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in New York, New York, United States and in Tokyo, Japan.

1.8 “Calendar Quarter” means each three (3)-month period commencing January 1, April 1, July 1, or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.9 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year; provided, however, that (a) the first Calendar Year of the Term shall extend from the Effective Date through December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.10 “China” means Mainland China, including, for purposes of this Agreement, Hong Kong and Macau.

1.11 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial (including a Phase IIa Clinical Trial and Phase IIb Clinical Trial), Phase III Clinical Trial, a Phase IIIb Clinical Trial, or a Phase IV Clinical Trial, as the case may be.

1.12 “COGS” means the fully-burdened costs incurred in connection with (a) testing, Manufacturing, or acquiring all active pharmaceutical ingredients, excipients, raw materials, components, packaging, and related materials required to Manufacture the Compound and/or any Product, and (b) the acquisition, Manufacturing, testing, and analysis of the finished dose of the Product, including in-process testing, labeling, and packaging, including Direct Labor and Benefits and Overhead, all determined in accordance with GAAP.

1.13 “Combination Product” means (a) any product containing the Compound and one or more other Active Components in a fixed-dose formulation, or (b) any combination of a Product sold together with another product containing an Active Component in a single package or container for a single price.

1.14 “Commercialize” means, with respect to the Products, to promote, market, distribute, sell (and offer for sale or contract to sell), import, export, or otherwise commercially exploit or provide product support for the Products and to conduct activities, other than Development or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing” and “Commercialization” shall have correlative meanings. For the avoidance of doubt, Commercialization does not include Development and Manufacturing.

1.15 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good-faith efforts to accomplish such objective in a diligent manner within a reasonable time period (or, if applicable, within any specified time period or by any specified or applicable deadline) as companies in the pharmaceutical industry would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval, Manufacturing, or Commercialization, as applicable, of the Compound or Products by a Party, generally or with respect to the Territory or any particular Product, such Party will be deemed to have exercised Commercially Reasonable Efforts if such Party, subject to this Section 1.15, has exercised those efforts normally used by companies in the pharmaceutical industry, at the relevant time, in the Territory, with respect to a compound, product, or product candidate, as applicable, (a) which is of similar market potential in such country, (b) which is fully owned by such company without the obligation to compensate any third party in connection with commercialization thereof, and (c) which is at a similar stage in its development or product life cycle, as the applicable Product, in each case, taking into account, at the time such efforts are to be expended, issues of safety, efficacy, or stability; product profile; intellectual property protection; stage of development or life cycle status; the competitive environment; market potential; and other relevant scientific, technical, operational, and commercial factors.

1.16 “Competing Product” means any [***].

1.17 “Compound” means the compound referred to by Evommune internally as EVO756, as more particularly described in Schedule 1.17, together with any and all salts, pro-drugs, metabolites, solvates, esters, stereoisomers, polymorphs, conjugates and cocrystal of the foregoing and all derivatives (including deuterium) thereof, the use thereof would, but for the license granted in Section 2.1, be infringed by the Licensed Patents set forth on Schedule 1.48.

1.18 “Control” and “Controlled by” means, with respect to any Know-How, Invention, Patent, technology, copyright, trademark, or other Intellectual Property, a Person’s possession (whether by ownership, license grant, or other means) of the legal right to grant the right to access or use, or to grant a license or a sublicense to, such Know-How, Invention, Patent Right, technology, copyright, trademark, or other Intellectual Property as provided for herein without violating the proprietary rights of any Third Party or any terms of any agreement or other arrangement between such Person (or any of its Affiliates) and any Third Party.

1.19 “CTA” means an application to the applicable Regulatory Authority, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.20 “Dermira” means Dermira, Inc., a Delaware corporation.

1.21 “Dermira License” means that certain License, Development and Commercialization Agreement, dated December 17, 2020, by and between Dermira and Evommune, as amended by that certain letter, dated July 27, 2023, by and between Dermira and Evommune.

1.22 “Designated Officer” means a representative appointed by a Party for purposes of dispute resolution.

1.23 “Develop” means to research, develop, analyze, test, and conduct preclinical trials, Clinical Trials (including, for the avoidance of doubt, Phase IV Clinical Trials and any preclinical/clinical/CMC commitments following Regulatory Approval) and all other regulatory trials, for the Compound and Products, as well as any and all activities pertaining to manufacturing development, formulation development, medical affairs (in the course of foregoing), and lifecycle management (including the conduct of Phase IIIb Clinical Trials and Phase IV Clinical Trials not explicitly for registrational purposes and non-interventional studies), including new indications, new formulations, and all other activities, including regulatory activities, related to securing and maintaining Regulatory Approval, for the Compound and Products. “Developing” and “Development” shall have correlative meanings. For clarity, any activities of medical affairs conducted for the purposes other than obtaining/maintaining Regulatory Approval of the Products are excluded from definition “Develop,” “Developing,” and “Development.”

1.24 “Development Activities” means those Development activities undertaken by or on behalf of Maruho with respect to the Products in the Field for the sole purpose of Commercialization in the Territory.

1.25 “Direct Labor and Benefits” means that portion of internal basic wages, labor, and related payroll taxes and employee benefits spent specifically in Manufacture and/or supporting operation cost center, such as quality control of the Compound and/or any Product, that are directly related to the Manufacture and/or supply of the Products, as determined in accordance with GAAP consistently applied, provided that [***], provided, however, [***].

1.26 “Dollar” or “$” means the legal tender of the United States of America.

1.27 “Evommune Trademark” means the trademark that Evommune submits to the FDA (or, as applicable, any other applicable Regulatory Authority outside the Territory) and that the FDA (or such Regulatory Authority) approves for use as the brand name of the Product(s) in the Field in a particular country or region.

1.28 “Exclusivity Period” means the period beginning on the Effective Date and ending upon [***].

1.29 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.30 “FDA” means the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.31 “Field” means the prevention, diagnosis, and treatment of all indications in humans.

1.32 “First Commercial Sale” means, on a Product-by-Product basis, the first shipment of such Product to a Third Party in any country in the Territory for end use or consumption of the Product in the Territory after Regulatory Approval of the Product in the Territory.

1.33 “Force Majeure” means any unforeseeable circumstances whatsoever which are not within the reasonable control of the Party affected thereby, potentially including an act of God, war, act of terrorism, pandemic, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, breakdown of or damage to plant, equipment, or facilities, interruption or delay in transportation, fuel supplies, or electrical power, embargo, boycott, order, or act of civil, military, or other Governmental Authority.

1.34 “Generic Product” means, with respect to a Product with a single or more active pharmaceutical ingredients in a particular country in the Territory, a pharmaceutical product that (a) contains the Compound, (b) is approved for use in such country in the Territory pursuant to a Regulatory Approval process governing approval of generic, interchangeable, or biosimilar biologics based on the then-current standards for Regulatory Approval in such country, whether or not such Regulatory Approval was based upon clinical data generated by one or more Parties pursuant to this Agreement or was obtained using an abbreviated, expedited, or other process, and (c) is sold in the same country in the Territory as such Product for the same indication as such Product by any Third Party that is not a Related Party and did not purchase such pharmaceutical product directly or indirectly from any of Maruho or its Related Parties. A Product shall not constitute a Generic Product under this Agreement with respect to any other Product.

1.35 “Good Clinical Practices” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, (d) the Ministerial Ordinance on Good Clinical Practice for Drugs (Ordinance of the Ministry of Health and Welfare No. 28 of March 27, 1997), and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.36 “Good Laboratory Practices” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, (b) the Ministerial Ordinance on Good Laboratory Practice for Nonclinical Safety Studies of Drugs (Ordinance of the Ministry of Health and Welfare No.21 of March 26, 1997), and (c) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.37 “Good Manufacturing Practices” or “GMP” means all applicable Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Sections 210, 211, 601 and 610, (b) the principles detailed in the ICH Q7 guidelines, (c) the Ministerial Ordinance on standards for Manufacturing Control and Quality Control for Drugs and Quasi-drugs (Ordinance of the Ministry of Health and Welfare No.179 of December 24, 2004), and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.38 “Government Official” means: (a) any officer or employee of: (i) a government, or any department, agency, or instrumentality thereof; (ii) a government-owned or -controlled company, institution, or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department, agency, or instrumentality thereof; (b) any political party or party official or candidate for public or political party office; and (c) any person acting in an official capacity on behalf of any of the foregoing.

1.39 “Governmental Authority” means any United States federal, state, or local, or any foreign government or political subdivision thereof, or any multinational organization or authority, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau, or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority is a Governmental Authority.

1.40 “IND” means an investigational new drug application, clinical trial authorization, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.41 “Initial Indication” means the first indication for which Evommune Develops a Product outside of the Territory.

1.42 “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human patient in such Clinical Trial.

1.43 “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) Patents, patent disclosures, inventions, utility models, utility model applications, petty patents, statutory invention registrations, certificates of invention, designs, unregistered industrial designs, design registrations and applications (including any continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, restorations, extensions, renewals, and reissues) for any of the foregoing, and all other indicia of invention ownership by any Governmental Authority; (b) copyrights (registered and unregistered), copyright applications, copyrightable subject matter, works of authorship (whether or not copyrightable), design rights, and design right registrations, and any and all renewals of any of the foregoing; (c) trademarks, service marks, trade dress, business names and trade names, assumed names, symbols, brand names, d/b/a’s, fictitious names, certification marks, logos, and product names whether registered, unregistered, or existing at common law, including the goodwill associated therewith (and all registrations and applications therefor), and any and all renewals of any of the foregoing; (d) industrial design rights; (e) domain names (and all registrations and applications therefor) whether or not trademarks, all associated web addresses, URLs, websites, and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (f) Know-How and confidential information, (g) software, data processing, communications, inventory management, website content, programs, program interfaces, object code, source code, other computer systems, and all documentation relating to the foregoing; (h) all other proprietary information and intellectual property in all forms and media, and all goodwill associated therewith, now known or hereafter recognized in any jurisdiction throughout each country in the Territory; (i) all rights pertaining to the foregoing, including those arising under international treaties and convention rights; (j) copies and tangible embodiments of all of the foregoing (in whatever form or medium); and (k) all rights and powers to assert, defend, and recover title to any of the foregoing; and to assert, defend, sue, and recover damages for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any rights in or to any of the foregoing.

1.44 “Internal Compliance Codes” means a Party’s internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party-Specific Regulations, and such Party’s internal ethical, medical, and similar standards.

1.45 “Invention” means any discovery or invention, whether or not patentable, conceived or otherwise made by or on behalf of either Party, or by both Parties, or, in each case, their respective Affiliates, under this Agreement.

1.46 “Know-How” means all technical, scientific, regulatory, and other information, results, knowledge, techniques, and data, in whatever form and whether or not confidential, patented or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and preclinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions. Know-How does not include any Patent claiming any of the foregoing.

1.47 “Licensed Know-How” means any and all Know-How that is (a) Controlled by Evommune or its Affiliates as of the Effective Date or at any time during the Term, and (b) necessary or reasonably useful for Maruho to Commercialize the Compound and/or any Product in the Field in the Territory or to Develop or Manufacture the Compound and/or any Product in the Field for the sole purpose of Commercialization in the Territory.

1.48 “Licensed Patents” means (a) the Patents set forth on Schedule 1.48, (b) any Patents in the Territory that are (i) Controlled by Evommune or its Affiliates (including, for the avoidance of doubt, pursuant to the Dermira License), as of the Effective Date or at any time during the Term, and (ii) necessary for Maruho to Commercialize the Compound and/or any Product in the Field in the Territory or to Develop or Manufacture the Compound and/or any Product in the Field for the sole purpose of Commercialization in the Territory, and (c) any Related Patents in the Territory with respect to the Patents described in Section 1.48(a) and (b) above.

1.49 “Licensed Technology” means the Licensed Know-How and Licensed Patents.

1.50 “Manufacture” means, with respect to a Product, (a) the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product, medical devices, and other materials, and (b) the manufacturing, processing, packaging, labeling, holding (including storage), quality assurance, and quality control testing (including release) of such Product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities). “Manufactured” or “Manufacturing” shall have correlative meanings.

1.51 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell the Products (but excluding Pricing Approval) in any particular country or regulatory jurisdiction.

1.52 “MRGPRX2” means Mas-related G-protein-coupled receptor X2.

1.53 “Net Sales” means, with respect to a Product in a given period of time, the gross amount invoiced by Maruho or a Related Party thereof to any Non-Related Party for such Product in the Territory, less the following items consistent with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied (but only to the extent attributable to such Product and to the extent actually incurred, given, accrued, or specifically allocated for):

(a) trade, quantity, and cash discounts allowed;

(b) discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances which effectively reduce the net selling price of such Product;

(c) Products returns and allowances; and

(d) any tax imposed on the production, sale, delivery, or use of the Product, including sales, use, excise, or value added taxes (to the extent that such value added taxes are not reimbursable or refundable), specifically excluding, for clarity, any income taxes assessed against the income arising from such sale.

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately in finished form, and B is the weighted average sale price of the other compound(s) or ingredient(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the other compound(s) or ingredient(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the other compound(s) or ingredient(s) can be determined but the weighted average sale price of the Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the other compound(s) or ingredient(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product and the other compound(s) or ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to the percentage of the Net Sales of the Combination Product agreed upon by Evommune and Dermira pursuant to the Dermira License, provided that, if the Parties mutually and reasonably agree that the balance of such weighted average sale price in a particular country in the Territory would differ materially from such weighted average sale price in U.S., the Parties shall discuss in good faith to resolve such discrepancy.

The weighted average sale price for a Product, other compound(s) or ingredient(s), or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty-reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product, other compound(s) or ingredient(s), or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product, other compound(s) or ingredient(s), or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product, other compound(s) or ingredient(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year. Such amounts shall be determined from the books and records of Maruho or a Related Party maintained in accordance with GAAP, consistently applied. Maruho further agrees in determining such amounts, it will use and will require its Related Parties to use Maruho’s then-current standard procedures and methodology, including currency conversion as provided in Section 7.10.

For the avoidance of doubt, under no circumstances will Net Sales be [***].

In no event shall any particular amount of deduction identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

1.54 “Net Sales Ratio” means the quotient of the Net Sales of all Products in the Field in the Territory during the subject period of time, divided by the Net Sales of all Products in the Field worldwide for the same such period of time.

1.55 “Non-Related Parties” means, with respect to a Party, any Person that is not a Related Party of such Person.

1.56 “Overhead” means all customary and usual operating expenses directly related to the Compound and/or any Product incurred by and in support of the particular Manufacturing cost centers, purchasing department, and quality assurance operations related to such Compound and/or Product (including labor, related payroll taxes, and employee benefits), provided that [***], provided, however, [***].

1.57 “Party-Specific Regulations” shall mean all judgments, decrees, orders, or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.

1.58 “Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity, and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

1.59 “Patents” means any and all patent applications and issued patents.

1.60 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association, or other entity.

1.61 “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices, or contracts, all information that identifies, could be used to identify, or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.62 “Phase I Clinical Trial” means a human clinical trial in a country, the principal purpose of which is preliminary determination of the safety, metabolism, and pharmacokinetic properties and clinical pharmacology of the Compound in healthy individuals or patients as described in 21 C.F.R. § 312.21(a), or similar clinical study in a country other than the U.S.

1.63 “Phase II Clinical Trial” means an adequate and well-controlled human clinical trial in a country, the principal purpose of which is a preliminary determination of the efficacy and safety of a Product for an indication in a target population of patients being studied, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period of time to confirm the optimal manner of use of the Compound (dose and dose regimen) for such indication prior to initiation of the pivotal Phase III Clinical Trials for such indication as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the U.S.

1.64 “Phase IIa Clinical Trial” means that part of the Phase II Clinical Trial designed to assess dosing requirements and efficacy of a Product. For the purposes of this Agreement, “completion of a Phase IIa Clinical Trial” means that stage of the Phase II Clinical Trial when the efficacy of a Product as specified in the Development Plan has been observed and properly recorded.

1.65 “Phase IIb Clinical Trial” means a clinical study subsequent to a Phase IIa Clinical Trial, specifically designed to include a comparison of a Product to an accepted standard of care and/or to a placebo in a larger number of patients which represents a more rigorous demonstration of the efficacy and safety of the Product in the target patient population to define the optimal regimen to evaluate in a Phase III Clinical Trial.

1.66 “Phase III Clinical Trial” means a human clinical trial of a compound or product for an indication on a sufficient number of subjects that is designed to establish that the compound or product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with the compound or product in the dose range to be prescribed, and to support Regulatory Approval of the compound or product for such indication or label expansion of the compound or product. For clarity, the term “Phase III Clinical Trials” includes early access and compassionate use programs.

1.67 “Phase IIIb Clinical Trial” means a human clinical trial of a compound or product for an indication that (a) is not required for receipt of Regulatory Approval for such indication for a country but which may be useful in providing additional drug profile data in support of such Regulatory Approval or, as applicable, Pricing Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval), or (b) is required, requested, or advised by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining such Regulatory Approval (whether the trial is commenced prior to or after receipt of such Regulatory Approval).

1.68 “Phase IV Clinical Trials” means a human clinical trial, or other test or study, of a compound or product for an indication that is commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the compound or product for such indication (and which may include investigator sponsored clinical trials), including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval.

1.69 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of the Products in the Territory. Pre-Marketing shall include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training, and other pre-launch activities prior to the First Commercial Sale of a Product in a given country or other regulatory jurisdiction in the Territory.

1.70 “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be).

1.71 “Product” means any and all pharmaceutical products containing or comprising the Compound in any form, dose, presentation, or formulation, and whether alone or in combination with one or more other pharmaceutically active or inactive ingredients. For clarity, a Product shall be deemed distinct from another Product if [***].

1.72 “Product Approval” means, with respect to a Product, the approval of a Governmental Authority necessary for the marketing and sale of such Product in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

1.73 “Product Complaint” means any written, verbal, or electronic expression of dissatisfaction regarding any Product sold by or on behalf of Maruho (or any of its Related Parties or permitted distributors) in the Territory, including reports of actual or suspected product tampering, contamination, mislabeling, or inclusion of improper ingredients.

1.74 “Promotional Materials” means all written, printed, video, or graphic advertising, promotional, educational, and communication materials (other than the Products labels and package inserts) for marketing, advertising, and promoting of the Products in the Field in the Territory, for use (a) by a Sales Representative or (b) in advertisements, websites, or direct mail pieces.

1.75 “Purchase Price” means [***].

1.76 “Regulatory Approval” means, with respect to any Product for a given indication, approval from the applicable Regulatory Authority permitting the manufacture, distribution, use, and sale of such Product in such regulatory jurisdiction for such indication in accordance with Applicable Law, including any Pricing Approvals.

1.77 “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval or, to the extent applicable, Pricing Approval of a Product in the Territory, including the National Medical Products Administration and/or any successor agency or authority (the “NMPA”).

1.78 “Regulatory Data” means any and all research data, pharmacology data, chemistry, manufacturing and control data, preclinical data, clinical data, and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for the Products (including information in any applicable Drug Master Files (DMFs), Chemistry, Manufacturing and Control (“CMC”) data, or similar documentation).

1.79 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Products other than a Patent right, which prevent, or which are intended by the applicable Governmental Authority to prevent, Generic Products from entering the market.

1.80 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from, or otherwise conducted with a Regulatory Authority that are necessary in order to Develop, Manufacture, obtain marketing authorization, market, sell, or otherwise Commercialize the Products in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, MAAs, CTAs, Imported Drug Licenses (IDLs), presentations, responses, and applications for other Product Approvals.

1.81 “Related Parties” means, (a) with respect to Evommune and its Affiliates, and (b) with respect to Maruho, its Affiliates, and Sublicensees (excluding distributors).

1.82 “Related Patents” means, with respect to a Patent, (a) proposed new patent applications, including international patent application in international phase, any provisionals, re-examinations, continuations, continuations-in-part claiming the same subject matter, extensions, term restorations, renewals, divisionals, reissues, renewals, and any Patents resulting therefrom; and (b) supplementary protection certificates or other administrative protections.

1.83 “Right of Reference” means the right to allow a Regulatory Authority, and solely to the extent required by Applicable Laws, Maruho or Evommune, as applicable, in a specified region or territory to reference data, including but not limited to Regulatory Data, and other information from Clinical Trials or other Development activities with respect to the Product that are Controlled by the granting Party (or, as applicable, its Related Parties and subcontractors) for the purpose of (a) supporting a Regulatory Approval for the Product in such region or territory, (b) supporting the Development, Manufacture, and/or Commercialization of the Product in accordance with the grantee’s rights with respect to such Product as contemplated by this Agreement, or (c) otherwise supporting an audit by a Regulatory Authority with respect to the Product in such region or territory, including the ability to allow such Regulatory Authority to review the underlying raw data as part of an investigation by such Regulatory Authority, if required by such Regulatory Authority.

1.84 “Royalty Term” means, with respect to each Product in the Territory, the period of time beginning on the First Commercial Sale of such Product in a particular country in the Territory and ending the later of (a) the expiration of the last to expire Valid Claim claiming or covering such Product or the Manufacture or use thereof in such country in the Territory, (b) ten (10) years from the First Commercial Sale of such Product in such country in the Territory, or (c) the expiration of the Regulatory Exclusivity period for such Product in such country in the Territory.

1.85 “Sales Representative” means an individual who is employed by a Party and who performs details and other promotional efforts with respect to the Product.

1.86 “Specifications” means the specifications for the Products for clinical supply in each country in the Territory delivered in accordance with Article 6, as mutually agreed upon by the Parties following the Effective Date and attached hereto as Exhibit A, as may be amended as mutually agreed upon by the Parties from time to time.

1.87 “Specified Person” means any company in the biopharmaceutical industry with greater than [***] of pharmaceutical net sales or a market capitalization that exceeds [***].

1.88 “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, or other business entity of which, (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association, or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member, or managing director of such partnership, limited liability company, association, or other entity.

1.89 “Territory” means, collectively, China, Taiwan, South Korea, and the ASEAN Member States.

1.90 “Third Party” means any Person other than Evommune, Maruho, or their respective Affiliates.

1.91 “Training Materials” means all Product-related training materials, including learning units and other printed, audio, web-based, or video training materials, branded or unbranded, relating or referring to Product, Product-related disease states, and Product sales orientation assessment tests and refresher tests.

1.92 “United States” or “U.S.” means the United States of America and its possessions and territories.

1.93 “Valid Claim” means (a) a claim of an issued and unexpired Licensed Patent that (i) has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other Governmental Authority of competent jurisdiction, which decision is unappealed or unappealable within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise, in a country in the Territory, or (b) a bona fide claim of a pending patent application included within the Licensed Patents in a country in the Territory that has not been (i) cancelled, withdrawn, or abandoned without being re-filed in another application in the applicable jurisdiction, or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal.

1.94 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Anti-Corruption Laws”	10.5.1
“Arising IP”	8.1.2(a)
“Audit”	7.11
“Bankrupt Party”	14.7
“Breaching Party”	13.2
“Claim”	11.1
“Clinical Supply Warranties”	6.6
“Commercialization Data”	8.1.2(a)
“Commercialization Plan”	5.1
“Confidential Information”	12.1.1
“COVID Event”	16.2
“Defect”	6.7.1
“Development Data”	8.1.2(a)
“Development Plan”	3.3.1
“Development Report”	4.1.4
“Dispute”	15.1
“Enforce the Licensed Patents”	8.5.1
“Enforcement Proceedings”	8.5.1
“Existing JSC”	9.4
“First Sublicense Agreement”	Recitals
“Indemnified Party”	11.3.1
“Indemnifying Party”	11.3.1
“Infringement Notice”	8.4
“Initial Development Plan”	3.3.2
“JSC”	9.1
“Latent Defects”	6.7.1
“Lilly Programs”	2.8
“Local Dose Finding Study (China)”	3.4.3
“Losses”	11.1
“Milestone”	7.2
“Milestone Notice”	7.2
“Milestone Payment”	7.2
“MRCT”	3.5.2

Term	Section
“New Indication”	3.1.2
“Non-Conforming Material”	6.7.1
“Packaging and Labeling”	6.5
“Product CMO”	6.9
“Product Trade Dress”	5.7.1
“Product Trademark”	5.7.1
“Purchase Order”	6.2
“PV Agreement”	4.3.1
“Quality Agreement”	6.1
“Royalty Payment”	7.3
“Sublicensee”	2.3.2
“Term”	13.1
“Trade Laws”	10.5.1
“Upfront License Fee”	7.1
“VAT”	7.7.1

ARTICLE 2

LICENSES

2.1 Grant to Maruho. Subject to the terms and conditions of this Agreement, Evommune hereby grants to Maruho during the Term an exclusive (even as to Evommune and its Affiliates, but subject to Sections 2.2.2 and 2.8), payment-bearing license and sublicense, as applicable (with the right to sublicense solely in accordance with Section 2.3.2), under and with respect to the Licensed Technology to (a) Develop and Manufacture the Products in the Field for the sole purpose of Commercializing the Products in the Field in the Territory and (b) Commercialize the Products in the Field in the Territory; provided, however, that Evommune reserves the right to use (or to permit its designee to use) the Licensed Technology in the Field in the Territory to perform its obligations under this Agreement. For clarity, the license granted herein: (x) includes a Right of Reference for use in connection with the Products in the Field in the Territory, and (y) includes the right to Develop and Manufacture the Products outside of the Territory for the sole purpose of Commercializing the Products in the Field in the Territory, provided, however, that Maruho shall not (i) conduct any Clinical Trials outside of the Territory, without Evommune’s prior written consent (not to be unreasonably withheld, provided, however, that Maruho acknowledges and agrees that, without limiting the generality of the foregoing, Evommune shall have the right to withhold consent if, in Evommune’s reasonable discretion, such Clinical Trial outside of the Territory could impede or impact Evommune’s recruitment efforts with respect to its Clinical Trials or could otherwise impact Evommune’s communications with any Regulatory Authority(ies) in such countries or regions outside the Territory), or (ii) with respect to the Compound and the Product, submit or make a publication and/or a presentation, submit or display a poster, have a table, or conduct any similar activity in an international conference, without Evommune’s prior written consent (not to be unreasonably withheld); and (z) does not preclude Evommune from Developing and/or Manufacturing the Products in the Territory for the purpose of Commercializing the Products outside the Field in the Territory or generally outside the Territory.

2.2 Additional Licensing Provisions.

2.2.1 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants any license, express or implied, under its Intellectual Property to the other Party, whether by implication, estoppel, or otherwise.

2.2.2 Reserved Rights. The Parties hereby agree and acknowledge that nothing contained herein shall limit or otherwise restrict the ability of Evommune, Dermira, or their respective Affiliates or licensees to use the Licensed Technology for research purposes.

2.3 Performance by Affiliates and Sublicensees.

2.3.1 Performance by Affiliates. Evommune recognizes that Maruho may perform some or all of its obligations under this Agreement through Affiliates and subcontractors without notice to Evommune (except as set forth in Section 2.3.2); provided, however, that Maruho shall remain responsible for and be guarantor of the performance by its Affiliates and subcontractors and shall cause its Affiliates and subcontractors to comply with the provisions of this Agreement in connection with such performance, and Maruho shall be liable for the acts or omissions of its Affiliates and subcontractors under or in connection with this Agreement (as if such acts or omission were those of Maruho). Maruho hereby expressly waives any requirement that Evommune exhaust any right, power, or remedy, or proceed against such Affiliate and subcontractors, for any obligation or performance hereunder prior to proceeding directly against Maruho.

2.3.2 Sublicensees.

(a) Generally.

(i) During the Exclusivity Period, Maruho has no right to sublicense those rights granted to it under Section 2.1, other than to Maruho’s vendors or suppliers solely to enable them to provide contract Development and Commercialization services to Maruho.

(ii) During the Additional Restriction Period, if applicable, Maruho has no right to sublicense those rights granted to it under Section 2.1 to any Specified Person; provided, however, that, with respect to any Person other than a Specified Person, Maruho shall have the right (but not the obligation) to sublicense those rights granted to it under Section 2.1 to any Person only as set forth in, and subject to the terms and conditions of, Section 2.3.2(b).

(iii) Following the expiration of the Additional Restriction Period, Maruho shall have the rights (but not the obligation) to sublicense (including multi-tier) those rights granted to it under Section 2.1 only as set forth in, and subject to the terms and conditions of, Section 2.3.2(b).

(iv) For purposes of Section 2.3.2, each Affiliate or other Person to which any such sublicense (including through multi-tier) permitted in accordance with Section 2.3.2(a)-(b) is granted is referred to herein as a “Sublicensee.” For the avoidance of doubt, any and all Affiliates and/or Third Parties engaged by Maruho and/or its Affiliates to perform any services from which Arising IP is and/or can be discovered and/or developed shall be deemed Sublicensees under this Agreement for all purposes.

(b) Terms and Conditions of Permitted Sublicenses. With respect to any sublicense that Maruho grants, or intends to grant, in accordance with Section 2.3.2(a), the following terms and conditions shall apply:

(i) Maruho shall provide Evommune with prior written notice (at least [***] Business Days in advance) to Evommune of any sublicenses to be granted, which shall include in each case a description of the rights to be granted and the purpose therefor and the identity of the proposed Sublicensee.

(ii) Maruho shall ensure that each Sublicensee affirmatively commits, and each Sublicensee shall affirmatively commit, in the applicable sublicense agreement to step into Maruho’s shoes and assume full responsibility for all payments and all other obligations owed by Maruho to Evommune under this Agreement with respect to such sublicensed Product and rights granted in the applicable sublicense agreement.

(iii) Maruho shall remain responsible for the performance by each of its Sublicensees and shall cause each of its Sublicensees to comply with the applicable provisions of this Agreement, and Maruho shall be liable for the acts or omissions of its Sublicensees under or in connection with this Agreement (as if such acts or omission were those of Maruho).

(iv) Without limiting the generality of this Section 2.3.2, Maruho shall: (A) ensure that each of its Sublicensees accepts in writing all applicable terms and conditions of this Agreement, including the non-compete, reporting, audit, inspection, intellectual property, and confidentiality provisions hereunder; (B) under the agreements between Maruho and each of its Sublicensees, include a provision pursuant to which [***], provided that, in each case, [***], in each case, [***]; (C) [***]; and (D) [***]. For the avoidance of doubt, (X) Maruho will remain directly responsible for all amounts owed to Evommune under this Agreement, and (Y) each Sublicensee is subject to the negative and restrictive covenants set forth in this Section 2.3.2 and Section 2.4, respectively.

(v) Maruho hereby expressly waives any requirement that Evommune exhaust any right, power, or remedy, or proceed against a subcontractor or other Sublicensee, for any obligation or performance hereunder prior to proceeding directly against Maruho.

(vi) Notwithstanding anything to the contrary, all sublicenses granted hereunder shall automatically terminate upon expiration or termination of this Agreement for any reason.

(vii) Without limiting Maruho’s responsibility for the performance of its Sublicensees hereunder or its liability for acts of omissions of its Sublicensees, any obligation of Maruho under this Agreement may be satisfied by a Related Party.

2.4 Restrictive Covenant. To the maximum extent permissible under Applicable Law and without limiting the generality of Section 2.7.2, Maruho hereby covenants and agrees that it shall not (and shall cause its Related Parties not to), either directly or indirectly, itself or through any Related Party or Third Party, (a) commercialize any Competing Products in the Field in any country in the Territory or (b) develop or manufacture any Competing Product for the purpose of commercialization in the Field in any country in the Territory.

2.5 Exchange of Information. Without limiting the generality of any other provision of this Agreement, Maruho shall keep Evommune fully and promptly informed as to its progress and activities relating to the Development, Manufacture, and Commercialization of the Products in accordance with this Agreement, including with respect to regulatory matters and meetings with Regulatory Authorities, by way of [***] updates, delivered no later than [***] Business Days following [***] of each Calendar Year during the Term, to Evommune and as otherwise specified in this Agreement, or as reasonably requested from time to time by Evommune. In connection therewith, Maruho shall provide Evommune with such information regarding such progress and activities under the Development Plan or otherwise relating to the Products as Evommune may reasonably request from time to time.

2.6 Know-How Transfer. After the Effective Date, Evommune shall, upon Maruho’s request from time to time, at Evommune’s reasonable expense, provide to Maruho copies of material tangible documentation disclosing the Licensed Know-How for use solely in accordance with the terms and conditions of this Agreement.

2.7 Dermira License.

2.7.1 Maruho acknowledges that Evommune has sublicensed to Maruho under this Agreement certain Patents owned or Controlled by Dermira and that the rights granted by Evommune to Maruho hereunder are limited to the maximum extent of the rights permitted to be sublicensed under the Dermira License. In the event of any conflict or inconsistency with respect to any rights that Evommune purports to grant to Maruho under this Agreement and the rights granted by Dermira to Evommune under the Dermira License, the Dermira License shall control (including with respect to Article 8).

2.7.2 Maruho accepts and shall comply with all of the terms and conditions of the Dermira License as if Maruho were a party thereto to the extent such terms and conditions are applicable to the Products in the Field in the Territory, including, without limitation, the non-compete, reporting, audit, inspection, and confidentiality provisions thereunder; and, in connection therewith, Maruho shall remain responsible for the acts and omissions of its Affiliates, Sublicensees, and subcontractors. Maruho acknowledges and agrees that any act or omission of Maruho (or its Affiliates, Sublicensees, or subcontractors) that would reasonably be expected to be a material breach under the Dermira License will be deemed a material breach of this Agreement. Evommune shall not terminate or amend the Dermira License in a manner that materially adversely affects Maruho’s rights and obligations under this Agreement. Similarly, Evommune shall comply, in all material respects, with the applicable terms and conditions of the Dermira License. For the avoidance of doubt, Maruho acknowledges and agrees that it is not a third-party beneficiary of the Dermira License.

2.7.3 Upon written request by Evommune, Maruho shall timely take all actions reasonably necessary, including timely providing to Evommune all information in Maruho’s possession reasonably necessary, for Evommune to comply with its obligations under the Dermira License. Without limiting the foregoing, upon prior written request by Evommune, Maruho shall provide to Evommune the information necessary, in the format necessary, for Evommune to comply with its royalty reporting obligations under the Dermira License, no later than five (5) Business Days prior to the date that the applicable reporting is due to Dermira under the Dermira License. Notwithstanding the foregoing, Evommune will use reasonable efforts to accommodate any notice from Maruho that Maruho requires more time to meet its obligations to Evommune under this Agreement, but only in the event that such accommodation will not cause Evommune to fail to meet its obligations under the Dermira License.

2.7.4 The Parties acknowledge and agree that, as required under the Dermira License, [***].

2.7.5 The Parties acknowledge and agree that Maruho’s obligation to comply with the applicable terms and conditions of the Dermira License in accordance with Section 2.7.2 is subject to the condition that Evommune has provided to Maruho a complete and accurate copy of such applicable terms and conditions of the Dermira License. Notwithstanding any provision to the contrary, Maruho and its Related Party has no obligation to assume or otherwise discharge Evommune’s payment obligations under the Dermira License with respect to the Product, except as set forth in Section 2.7.6.

2.7.6 In the event of a partial termination of the Dermira License that would affect Maruho’s rights hereunder or a complete termination of the Dermira License, in both cases, for reasons not attributable to Maruho’s acts or omissions, and, as of the effective date of such termination, this Agreement has not otherwise expired or been terminated, then the sublicense granted under Section 2.1 with respect to the Licensed Technology Controlled by Evommune pursuant to the Dermira License shall be deemed to be a direct license from Dermira to Maruho on the terms and conditions contained in the Dermira License (with Maruho assuming the applicable obligations of Evommune under the Dermira License solely with respect to the Products in the Field in the Territory).

2.8 Lilly Programs. Maruho acknowledges that, as of the Effective Date, Dermira’s Affiliate, Eli Lilly and Company (“Lilly”), or its Affiliates may, from time to time, Develop and/or Commercialize one or more compounds or products that target the same pathways or treat the same indications as the Compound, including that such compounds and/or products may be at a later stage of Development than the Compound. Provided that it does not violate the exclusive license set forth in the Dermira License, nor use any of Evommune’s Confidential Information disclosed pursuant to Dermira License: (a) nothing in this Agreement or the Dermira License prohibits or restricts Lilly or its Affiliates from continuing to Develop, or from Manufacturing or Commercializing, any such compounds or products (or any natural evolutions or successors thereto) (collectively the “Lilly Programs”) or from licensing or transferring to any other Person, or prosecuting or enforcing, any of its Know-How, Inventions, Patents, technology, copyrights, trademarks, or other Intellectual Property with respect thereto; and (b) to the extent that Evommune gains any information regarding any Lilly Program, Evommune has no obligation to share with Maruho any information regarding any Lilly Program (unless, for clarity, such information constitutes Licensed Know-How).

2.9 Evommune Support and Cooperation. Upon Maruho’s reasonable request, Evommune shall reasonably cooperate and provide reasonable assistance in connection with Maruho’s activities under this Agreement, including, without limitation, that Evommune will reasonably cooperate and provide reasonable assistance in connection with the following matters:

(a) Preparing responses to medical questions or inquiries in the Field in the Territory, including Product Complaints, with regard to Products sold by or on behalf of Maruho (or any of its Related Parties);

(b) investigations relating to Non-Conforming Material supplied by Evommune under Article 6;

(c) tax matters as contemplated by Section 7.7; and

(d) Enforcement Proceedings, to the extent that Maruho controls such Enforcement Proceedings in accordance with Section 8.5.2;

provided, however, that (y) all such cooperation and assistance shall be at Maruho’s cost, and (z) for clarity, such obligation to cooperate and assist shall not obligate Evommune to expend significant resources or time or otherwise develop or generate documentation, records, or information not already in its possession.

ARTICLE 3

DEVELOPMENT

3.1 Overview of Development.

3.1.1 Subject to the terms and conditions of this Agreement, Maruho shall be responsible, at its cost, for the Development of the Products for use in the Field in the Territory as set forth herein. Maruho shall use Commercially Reasonable Efforts to Develop at least one (1) Product in the Territory in accordance with the Development Plan, including, without limitation, conducting bridging studies, clinical studies, and Clinical Trials (including post-Regulatory Approval studies). Maruho shall use Commercially Reasonable Efforts to perform the Development Activities for at least one (1) Product to (a) enable obtaining Regulatory Approval in the Territory for the Product(s), and (b) maximize the commercial potential for such Product(s) in the Territory, and shall keep Evommune reasonably informed of the efforts contemplated by this Section 3.1.1 through the JSC.

3.1.2 In the event that Evommune (or any of its Affiliates or sublicensees) Develops any Product for indication(s) other than the Initial Indication in the Field for the purpose of Commercialization outside the Territory (each, a “New Indication”), then Evommune shall notify Maruho thereof and may request Maruho to Develop and seek Regulatory Approval of such Product for such New Indication for the sole purpose of Commercialization in the Territory; provided that Maruho may choose not to Develop or Commercialize such Product for such New Indication solely to the extent that Maruho notifies Evommune of commercially reasonable concerns with respect to such Product for such New Indication in the Territory. If Maruho chooses to Develop and/or Commercialize such Product for such New Indication in the Territory, then Maruho shall keep Evommune reasonably informed of such efforts through the JSC and shall use Commercially Reasonable Efforts to Develop and seek Product Approval of such Product for such New Indication in the Territory.

3.2 Objectives under the Development Plan.

3.2.1 Development Activities. Maruho shall use Commercially Reasonable Efforts to carry out the Development Activities for each Product under the applicable Development Plan in accordance with the timeframes set forth therein and in a manner designed to achieve successful Development and Regulatory Approval of at least one (1) Product in the Territory and, if applicable, any New Indication in the Territory, and including, without limiting the generality of the foregoing, [***]. For clarity, Maruho shall not be obligated to obtain Evommune’s prior written consent with respect to its Development activities under this Article 3, provided that such activities are conducted in accordance with the Development Plan, and provided further that such Development activities are not likely to have a material negative impact on the worldwide commercialization of any Product in the Field.

3.2.2 Compliance. Maruho shall conduct the Development Activities in accordance with sound and ethical business and scientific practices, and in compliance with all Applicable Laws, including GCPs and GLPs, and also including all applicable pharmacovigilance, data privacy, and data protection laws in the Territory as applicable. In addition, Maruho shall not use in any capacity, in connection with its Development, Manufacture, or Commercialization of the Compound or Products hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Applicable Laws outside of the U.S.), or who is the subject of a conviction described in such section, and Maruho shall inform Evommune in writing promptly if it or any Person who is performing services for Maruho hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Laws outside of the U.S.), or if any action, suit, claim, investigation, or legal administrative proceeding is pending or, to Maruho’s knowledge, is threatened, relating to the debarment of Maruho or any Person used in any capacity by Maruho in connection with its Development, Manufacture, or Commercialization of the Compound or Products hereunder.

3.3 Development Plan.

3.3.1 General. Maruho shall conduct Development Activities pursuant to a comprehensive development plan (the “Development Plan”). The Development Plan shall set forth, among other things, the following:

(a) any preclinical studies, toxicology studies, pharmaco-economic studies, and other clinical studies (including Phase IV Clinical Trials) necessary for obtaining and maintaining Regulatory Approval in the Territory, with respect to each Product in the Field in the Territory, including, without limitation, with respect to each study, the number of expected patients, the quantity of Products that Maruho reasonably expects to require to conduct such study, and the estimated timeline for such study;

(b) all regulatory plans for obtaining and maintaining Regulatory Approvals in the Field for each Product in the Territory; and

(c) the timeline and geographic sequence for completing such Development Activities.

3.3.2 Initial Development Plan. Maruho shall propose the initial Development Plan for the Products in the Field in the Territory (the “Initial Development Plan”) promptly following the Effective Date (and, for the avoidance of doubt, no later than [***] days thereafter). Evommune shall have the right to provide comments on the Initial Development Plan, and Maruho will consider any such comments in good faith, use Commercially Reasonable Efforts to incorporate such comments and finalize the Initial Development Plan.

3.3.3 Updating and Amending Development Plan. Maruho shall, on an annual basis, review and update, as appropriate, the then-current Development Plan to reflect any material changes, reprioritizations of, or additions to the Development Plan. Maruho shall provide such updated Development Plan to the JSC [***] during the Term. Evommune may, through the JSC, provide comments on such updated Development Plan within [***] days of receipt, and Maruho will consider any such comments in good faith, use Commercially Reasonable Efforts to incorporate such comments, and finalize such amended Development Plan. Once Maruho has considered, and to the extent applicable, incorporated any comments by Evommune, and finalized such amended Development Plan (but in no case later than [***] days from receipt of such comments), it shall provide Evommune with a copy of such amended Development Plan, which will become effective and supersede the previous Development Plan upon Evommune’s receipt or, if no comments are provided by Evommune, at the end of Evommune’s [***]-day comment period.

3.4 Evommune’s Development Responsibilities.

3.4.1 Initial Indication. The Parties acknowledge and agree that, as of the Effective Date, Evommune intends for the Initial Indication to be chronic spontaneous urticaria. Evommune shall use Commercially Reasonable Efforts to Develop the Product for chronic spontaneous urticaria as the Initial Indication, and shall keep Maruho reasonably informed regarding such efforts through the JSC; provided, however, that Evommune’s obligation to use Commercially Reasonable Efforts shall be deemed satisfied upon [***]. Notwithstanding the foregoing, Evommune shall have the right to change the Initial Indication; provided, however, that if Evommune changes the Initial Indication, Evommune shall provide Maruho with written notice of such change, and the Parties shall discuss in good faith [***]; and, if the Parties agree accordingly, the Parties shall [***]. For the avoidance of doubt, in the event that the Parties fail to reach an agreement regarding [***], then [***], provided, however, that, in such case, [***].

3.4.2 Multi-Regional Clinical Trials. In the event that Evommune elects to launch and conduct any multi-regional Clinical Trials for the Product in the Field (each, an “MRCT”), Evommune shall deliver to Maruho reasonable prior written notice of such proposed MRCT (including that Evommune shall use reasonable efforts to deliver such notice no less than [***] prior to the initiation of any MRCT, and Evommune shall use reasonable efforts to provide notice sooner if Evommune determines to pursue an MRCT prior to [***] in advance of any MRCT), and the Parties shall discuss in good faith whether any country(ies) in the Territory will be included in such MRCT. Without limiting the generality of the foregoing, the Parties acknowledge and agree that Evommune shall conduct an MRCT for the Product for the Initial Indication, and if the Parties mutually agree to include any country(ies) in the Territory in such MRCT , then each such country shall be included in such MRCT; provided that [***], including, without limitation, with respect to [***]. With respect to any MRCT in which the Territory is included (including, without limitation, the MRCT for the Product for the Initial Indication), Maruho shall conduct, at its sole cost, all Territory-specific components of such MRCT, including, without limitation, requirements of any Regulatory Authority such as non-clinical studies and/or chemistry, manufacturing, and controls (CMC) requirements, and, as between the Parties, the other costs associated with such MRCT shall be [***]. In the event that the Parties agree that the Territory shall be included in such MRCT, then Evommune shall keep Maruho reasonably informed regarding the proposed formulation of the Product for such MRCT, and the advice and suggestions of Maruho with respect to such proposed formulation shall be taken into consideration in good faith by Evommune. In the event that the Regulatory Authority in the Territory requires a different formulation of the Product than that proposed by Evommune for the purpose of such MRCT, Evommune shall use good faith efforts to perform any additional Development work with respect to such formulation reasonably necessary to satisfy the applicable Regulatory Authority, provided, however, that (a) such additional Development work shall be at Maruho’s cost, and (b) Evommune does not, and shall not, provide any representations or warranties, whatsoever, whether express or implied, with respect to whether such formulation will be acceptable to the applicable Regulatory Authority in the Territory.

3.4.3 Local Dose Finding Study(China). Maruho shall, in accordance with the Development Plan, confirm whether the Regulatory Authority in China will require a Phase IIb Clinical Trial with a Chinese population as a local dose finding study for any Product in the Field in China (the “Local Dose Finding Study (China)”).

3.4.4 Other Studies and Clinical Trials. For the avoidance of doubt, the Parties acknowledge and agree that, as between the Parties, Evommune has the sole right to conduct worldwide non-clinical studies and/or Clinical Trials outside the Territory (and, for the avoidance of doubt, outside the Field within the Territory), in each case, at its own cost; provided, however, that, notwithstanding the foregoing right, the Parties acknowledge and agree that Maruho’s exercise of its rights under the First Sublicense Agreement shall not constitute a breach of this Section 3.4.4 and, for the avoidance of doubt, Maruho’s exercise of its rights under this Agreement shall not constitute a breach of Section 3.4.4 of the First Sublicense Agreement.

3.5 Records, Reports, and Information.

3.5.1 Status Updates in the Territory. In addition to the obligations set forth in Section 4.1.4, within [***] days of the conclusion of each Calendar Quarter during the Term, Maruho shall provide Evommune (and/or Dermira or Lilly, upon Evommune’s request) with reports detailing the Development Activities under the Development Plan and the results thereof and any Arising IP that was developed or generated during such Calendar Quarter as a result of Maruho’s activities under this Agreement and is reasonably deemed by Maruho to be sufficiently mature and describable so as to be reportable under this provision. Without limiting the foregoing, Maruho shall promptly (and, in any event, within [***] Business Days of receipt) provide to Evommune copies of any material documents or correspondence received from any Regulatory Authority related to Development Activities [***].

3.5.2 General. Maruho shall, and shall cause each of its Related Parties to, maintain current and accurate records of all work conducted by it under the Development Plan and all data and other information resulting from such work (which records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs, and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with the Development Activities)). Such records shall properly reflect all work done and results achieved in the performance of the Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Maruho shall document all preclinical studies and Clinical Trials to be conducted pursuant to the Development Plan in formal written study reports according to applicable national and international (e.g., ICH, GCP, and GLP) guidelines.

3.5.3 Access to Records. Evommune shall have the right to review all records under the Development Plan maintained by Maruho at reasonable times, upon written request, in accordance with Section 7.11. [***].

3.6 Development Diligence Failures. If Maruho fails to satisfy the requirements set forth in this Article 3 with respect to the Development of at least one (1) Product in the Territory or, if applicable, any New Indication in any country in the Territory or if Maruho is not using Commercially Reasonable Efforts with respect to the Development of at least one (1) Product in the Territory or, if applicable, any New Indication in any country in the Territory, then Evommune shall have the right to terminate this Agreement with respect to such Product in such country in the Territory upon written notice if Maruho fails to cure such breach within [***] days following delivery by Evommune of any written notice of such breach.

ARTICLE 4

REGULATORY

4.1 Regulatory Filings and Regulatory Approvals.

4.1.1 General Responsibilities; Ownership of Regulatory Approvals. Maruho shall be responsible for the preparation of all Regulatory Materials necessary or desirable for obtaining and maintaining the Regulatory Approvals for the Products in the Field in the Territory (including in connection with Patient Information Leaflets, labeling, and packaging for the Products in the Field in the Territory) at its discretion (but, for clarity, in accordance with the terms of this Agreement and all Applicable Laws), and Maruho shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory. For clarity, to the extent allowed by Applicable Laws, all Regulatory Approvals for the Products in the Field in the Territory shall be held and owned by Maruho or Maruho’s designated Related Party in such Person’s name; provided, that if any Regulatory Approval for the Products in the Field in the Territory is held and owned by a Related Party of Maruho, the agreement between Maruho and such Related Party shall explicitly provide Evommune the right to enforce the provisions of Section 14.2 of this Agreement with respect to Regulatory Approvals against such Related Party. Maruho shall use Commercially Reasonable Efforts to obtain and maintain Product Approvals and all other Regulatory Approvals for at least one (1) Product in the Territory and any New Indication that Maruho elects to Develop in accordance with Section 3.1.2 in the Field in the Territory. Upon Maruho’s request and at Maruho’s expense, Evommune shall provide reasonable assistance and cooperation in connection with the regulatory matters relating to the Product in the Field in the Territory contemplated by this Article 4.

4.1.2 Pricing Approvals. Maruho shall (to the extent permitted by Applicable Laws and if applicable) be solely responsible for (and shall use Commercially Reasonable Efforts toward) obtaining and maintaining Pricing Approvals for the Products in the Field in the Territory, and shall, as quickly as commercially practicable (for the avoidance of doubt, subject to Applicable Laws) apply for Pricing Approvals following the receipt of the Product Approval for any Product in the Field in the Territory.

4.1.3 Cost of Regulatory Activities. All regulatory costs incurred in connection with the preparation of Regulatory Materials for, and obtaining of Product Approvals in, the Field in the Territory for the Products shall be borne solely by Maruho, and Maruho shall be responsible for all regulatory costs involved in the maintenance of all Regulatory Approvals for the Products in the Field in the Territory.

4.1.4 Reporting and Review. No later than [***] days following the conclusion of each Calendar Quarter during the Term and, additionally, upon [***] of a Product in the Field in the Territory, Maruho shall prepare and deliver to Evommune a written report summarizing: (a) all Development Activities conducted by or on behalf of Maruho in connection with the Product in the Field in the Territory during the preceding Calendar Quarter, (b) all Development Data and all other data and results arising the activities described in the foregoing (a), and (c) a written assessment of the results of such Development Activities (collectively the “Development Report”). Additionally, Maruho shall keep the JSC reasonably and regularly informed in connection with the preparation of all Regulatory Materials, Regulatory Authority review of Regulatory Materials, Regulatory Approvals, and Pricing Approvals, in each case with respect to each Product in the Field in the Territory. Maruho shall make appropriate personnel reasonably available to answer questions regarding the data and results described in the Development Report. Maruho acknowledges and agrees that Evommune shall have the right to keep Dermira and/or Lilly apprised of all Development and Commercialization efforts relating to any Product in the Field in the Territory to the extent required under the Dermira License, including that Evommune shall have the right to share the Development Report with Dermira and/or Lilly.

4.2 No Other Regulatory Filings. Except as otherwise expressly set forth in this Article 4, Maruho (and its Affiliates) shall not file any Regulatory Materials or Regulatory Approvals for any products other than the Products that are otherwise based on any Licensed Patents.

4.3 Pharmacovigilance and Medical Inquiries.

4.3.1 Pharmacovigilance. The Parties have agreed to enter into a global pharmacovigilance and safety agreement in accordance with the terms of the First Sublicense Agreement (the “PV Agreement”). The Parties will include pharmacovigilance and safety obligations arising under this Agreement in such PV Agreement, reasonably in advance of Initiation of the first Clinical Trial with respect to the Products in the Field in the Territory. Notwithstanding any provision to the contrary, Evommune shall be responsible for holding and maintaining a global safety database for the Products.

4.3.2 Medical Inquiries for the Product. Maruho shall be responsible for, and shall use Commercially Reasonable Efforts to respond to, all medical questions or inquiries in the Field in the Territory, including all Product Complaints, with regard to any Products sold by or on behalf of Maruho (or any of its Related Parties), in each case in accordance with Applicable Laws and this Agreement. Maruho shall be responsible for handling all Product Complaints related to the Development, Commercialization, and Manufacture of the Products in the Field in the Territory, and Evommune shall refer all such Product Complaints to Maruho.

4.4 Regulatory Authority Communications Received by a Party.

4.4.1 General. Maruho shall promptly provide Evommune with copies of any action by, or notification or other information that it receives (directly or indirectly), and any other communications, from any Regulatory Authority that (a) raises any concerns regarding the safety or efficacy of the Products, (b) indicates or suggests a potential liability of either Party to Third Parties in connection with the Products, (c) is reasonably likely to lead to a recall, market withdrawal, or market notification with respect to the Products, or (d) relates to expedited and periodic reports of adverse events with respect to the Products or Product Complaints, and which may have an adverse impact on Regulatory Approval or the continued Commercialization of the Product. Maruho shall be solely responsible for responding to any such communications relating to the Products in the Field in the Territory; provided, however, that Evommune shall be entitled to review and provide comments on any proposed communication with any Regulatory Authority relating to the Product in the Field in the Territory, and Maruho shall consider all such comments in good faith; provided further, that, notwithstanding the foregoing, Maruho’s obligation to consult with Evommune shall be subject to Maruho’s good faith determination that the time required to so consult would not materially impair the availability of rights or remedies, or increase exposure, in connection with such communication.

4.4.2 Disclosures. In addition to its obligations under this Agreement, Maruho shall promptly disclose to Evommune (and, for clarity, Evommune shall have the right to disclose to Dermira and its designees in accordance with the Dermira License) the following regulatory information, without any translations (provided that Maruho shall reasonably cooperate in the event that a translation is desired):

(a) All material information pertaining to actions taken by Regulatory Authorities, in connection with the Products in the Field in the Territory, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures, or injunctions concerning the Products in the Field in the Territory, notice of violation letter (i.e., an untitled letter), warning letter, service of process, or other inquiry; provided, however, that Maruho shall be entitled to redact those portions thereof to the extent not related to the Product. Without limiting the generality of the foregoing, Maruho shall promptly inform Evommune of any inspections, proposed regulatory actions, investigations, or requests for information or a meeting by any Regulatory Authority with respect to the Products in the Field in the Territory.

(b) All information pertaining to notices from Regulatory Authorities regarding non-compliance with Applicable Laws in connection with the Products in the Field in the Territory, including receipt of a warning letter or other notice of alleged noncompliance; provided, however, that Maruho shall be entitled to redact those portions thereof to the extent not related to the Products in the Field.

4.5 Meetings with Regulatory Authorities in the Territory. Maruho shall provide Evommune with reasonable advance notice of any meeting with any Regulatory Authority in the Territory regarding any Product in the Field, or any inspection to be conducted by any Regulatory Authority at any site which Clinical Trials with respect to any Product in the Field are being conducted by or on behalf of Maruho, and Evommune may elect to send one (1) person to participate as an observer (at Evommune’s sole cost and expense) in such meeting or inspection to the extent that the Applicable Law or Regulatory Authority permits. Additionally, upon Maruho’s request and at Maruho’s expense, Evommune shall attend any meeting with any Regulatory Authority in the Territory regarding any Product in the Field, provided that Maruho provides Evommune with adequate advance written notice of such meeting.

4.6 Recall, Withdrawal, or Market Notification of Product. In the event that any Governmental Authority threatens or initiates any action to remove any Product from the market in the Field in the Territory, or in the event that Maruho reasonably believes that an event, incident, or circumstance has occurred that may result in the need for a recall, market withdrawal, or other corrective action regarding the Product in the Field in the Territory, then Maruho shall notify Evommune promptly. Maruho shall determine whether to initiate any recall, withdrawal, or market notification of the Product in the Field in the Territory. Maruho shall use Commercially Reasonable Efforts to utilize a batch tracing system which will enable Maruho to identify, on a prompt basis, customers on a country-by-country basis within the Territory, where applicable, who have been supplied with Product of any particular batch, and to recall such Product from such customers as set forth in this Section 4.6. All costs and expenses associated with implementing a recall, withdrawal, or market notification with respect to the Products in the Field in the Territory shall be borne by Maruho, except in case such recall, withdrawal, or market notification arises as a direct result of Evommune’s breach of its obligations set forth in Article 6 and/or its gross negligence or willful misconduct (in which case, at Evommune’s reasonable cost).

4.7 Regulatory Diligence. In the event that Maruho determines at any time during the Term that it is not economically feasible to incur the costs necessary to obtain and maintain Regulatory Approval for any Product in the Field in any country in the Territory, Maruho shall promptly notify Evommune in writing of such determination and Evommune shall have the right to terminate this Agreement with respect to such Product in such country in the Territory.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization in the Field in the Territory. Maruho shall be solely responsible, at its cost, for Commercializing each Product in the Field in the Territory, including in accordance with the terms of this Agreement. Maruho shall keep Evommune reasonably informed of such efforts through the JSC. For clarity, Maruho shall not be obligated to obtain Evommune’s prior written consent with respect to its Commercialization activities under this Article 5, provided that (a) such activities are conducted in accordance with a commercialization plan proposed by Maruho promptly following the Effective Date (and, for the avoidance of doubt, no later than [***] days thereafter) (as amended from time to time in accordance with Section 5.3, the “Commercialization Plan”), and (b) such Commercialization activities are not likely to have a material negative impact on the worldwide Commercialization of any Product in the Field. The initial Commercialization Plan shall set forth, at a minimum, [***]. Evommune shall have the right to provide comments on the initial Commercialization Plan, and Maruho will consider any such comments in good faith and use Commercially Reasonable Efforts to incorporate such comments. Without limiting the generality of the foregoing, and without limiting Maruho’s obligation to obtain Pricing Approvals in accordance with Section 4.1.2, Maruho shall, with the advice of Evommune, use Commercially Reasonable Efforts to obtain the most favorable pricing possible to maximize the economic value of the Products in the Territory, including taking into account [***], all in accordance with all Applicable Laws and customary pharmaceutical company practice.

5.2 Maruho’s Performance.

5.2.1 Specific Commercialization Obligations. Without limiting the generality of the provisions of Section 5.1, Maruho:

(a) shall (i) use Commercially Reasonable Efforts to Commercialize each Product in the Field in the Territory, (ii) use Commercially Reasonable Efforts to maximize the commercial potential for each Product in the Field in the Territory, (iii) represent Products accurately and fairly, and (iv) act in good faith to maximize the economic value of Products in the Field in the Territory. The Parties acknowledge and agree that the use of Commercially Reasonable Efforts in accordance with the foregoing Section 5.2.1(a)(i) shall include, without limitation, Maruho’s compliance with and execution of the Commercialization Plan.

(b) shall not (i) utilize deceptive, misleading, or unethical business practices, or (ii) intentionally take any action or inaction that would reasonably be likely to prejudice the value of any Product.

(c) shall be solely responsible for (i) receiving, accepting, and filling orders for the Products in the Field in the Territory, (ii) handling all returns of the Products in the Field in the Territory, (iii) controlling invoicing, order processing, and collection of accounts receivable for the sales of the Products in the Field in the Territory, and (iv) distributing and managing inventory of the Products in the Field in the Territory.

(d) shall use Commercially Reasonable Efforts to launch each Product in the Territory as quickly as commercially practicable after all applicable Regulatory Approvals for the Products in the Territory have been obtained. Maruho shall use Commercially Reasonable Efforts to ensure that, once launched, each Product remains commercially available in the Territory for the duration of the Royalty Term.

5.2.2 Commercialization Diligence Failures. If Maruho fails to satisfy the requirements set forth in Section 5.2.1 with respect to the Commercialization of any of the Products in the Field in any country in the Territory or Maruho is not using Commercially Reasonable Efforts with respect to the Commercialization of any of the Products in any country in the Territory, then Evommune shall have the right to terminate this Agreement with respect to such Product in such country in the Territory upon written notice if Maruho fails to cure such breach within [***] days following delivery by Evommune of any written notice of such breach.

5.3 Updating and Amending Commercialization Plan. Maruho shall, on an annual basis, review and update, as appropriate, the then-current Commercialization Plan to reflect any material changes, reprioritizations of, or additions to the Commercialization Plan. Maruho shall provide such updated Commercialization Plan to the JSC [***]. Evommune may, through the JSC, provide comments on such updated Commercialization Plan within [***] days of receipt, and Maruho will consider any such comments in good faith and use Commercially Reasonable Efforts to incorporate such comments and finalize the amended Commercialization Plan. Once Maruho has considered, and to the extent applicable, incorporated any comments by Evommune and finalized the amended Commercialization Plan (but in no case later than [***] days from receipt of such comments), it shall provide Evommune with a copy of such amended Commercialization Plan, which will become effective and supersede the previous Commercialization Plan upon Evommune’s receipt or, if no comments are provided by Evommune, at the end of Evommune’s [***]-day comment period.

5.4 Reports. Without limiting Maruho’s other reporting obligations hereunder, no later than [***] days following the conclusion of each Calendar Quarter during the Term, Maruho shall provide Evommune a reasonably detailed report regarding its significant Commercialization activities involving Products in the Field in the Territory, on a country-by-country basis, during the preceding Calendar Quarter.

5.5 No Unauthorized Sales. Maruho acknowledges and agrees that the license grant set forth in Section 2.1 does not include any right to Commercialize the Products outside the Territory, and, to the fullest extent permissible under Applicable Law, Maruho shall not, and shall not permit any Related Party to, and shall require its distributors not to, directly or indirectly: (a) distribute, market, promote, offer for sale, sell, or otherwise Commercialize any Product to any customer outside the Territory; or (b) sell, distribute, market, promote, offer for sale, deliver, tender, or otherwise Commercialize any Product to, or solicit Product sales from a customer, whether in or outside the Territory, if Maruho (or its Related Party, customer, or distributor, as applicable) knows or has a reasonable basis to conclude that such customer intends to resell or use such Product outside the Territory; provided, however, that, notwithstanding the foregoing restrictive covenants, the Parties acknowledge and agree that Maruho’s exercise of its rights under the First Sublicense Agreement shall not constitute a breach of this Section 5.5 and, for the avoidance of doubt, Maruho’s exercise of its rights under this Agreement shall not constitute a breach of Section 5.5 of the First Sublicense Agreement.

5.6 Promotional Materials.

5.6.1 Creation of Promotional Materials. Maruho will use Commercially Reasonable Efforts to create and develop Promotional Materials for the Products in the Field in the Territory in accordance with the Regulatory Approvals and Applicable Laws.

5.6.2 No Inclusion of Evommune or Dermira Logos on Packaging and Promotional Materials. Notwithstanding anything to the contrary herein, neither Maruho nor any Related Party of Maruho shall use any of Evommune’s, Dermira’s, or their respective Affiliates’ trademarks, names, logos, or housemarks in connection with any Promotional Materials or the Product, without prior consent in the sole discretion of Evommune or Dermira, as applicable. Without limiting the foregoing, Maruho will take no action that will interfere with or diminish Evommune’s, Dermira’s, or their respective Affiliates’ rights in their respective trademarks, names, and logos, and if Evommune (or Dermira or Lilly) reasonably believes that the use of any trademarks, names, and logos by Maruho hereunder is interfering with or diminishing their respective rights, Evommune shall notify Maruho thereof in writing and the Parties shall discuss in good faith.

5.6.3 Maruho Ownership of Promotional Materials. During the Term, Maruho shall own all right, title, and interest in and to any Promotional Materials created by Maruho hereunder relating to the Products in the Field in the Territory, including copyrights, but excluding trademarks (including the Product trademarks), names, logos, and other marks that are owned by or on behalf of Evommune, Dermira, or their respective Affiliates.

5.6.4 Use of Promotional Materials Exclusively for the Product. The Promotional Materials shall be used by Maruho exclusively in connection with the Manufacturing and Commercialization of the Products in the Field in the Territory in accordance with the terms of this Agreement, and Maruho shall not use, or allow any other Person to use, any such Promotional Materials except as contemplated by this Agreement and in accordance with the terms hereof; provided, however, that Maruho hereby grants Evommune a perpetual, irrevocable, royalty-free, fully paid up license to use the Promotional Materials for use in connection with the Manufacture and Commercialization of the Products outside the Territory and/or outside the Field in the Territory, provided, further, that Evommune shall be solely responsible for its use of such Promotional Materials outside the Territory and/or outside the Field in the Territory and shall hold harmless Maruho and its Related Party from any claim or damage incurred by them arising from such use by Evommune outside the Territory and/or outside the Field in the Territory; provided, however, that, notwithstanding the foregoing covenants, the Parties acknowledge and agree that Maruho’s exercise of its rights under the First Sublicense Agreement shall not constitute a breach of this Section 5.6.4 and, for the avoidance of doubt, Maruho’s exercise of its rights under this Agreement shall not constitute a breach of Section 5.6.4 of the First Sublicense Agreement.

5.7 Product Trademarks and Product Trade Dress.

5.7.1 Product Trademarks. Maruho shall use Commercially Reasonable Efforts to Commercialize the Products in the Field in the Territory under the trademark and the trade dress selected by Maruho (the “Product Trademarks” and the “Product Trade Dress”, respectively). Notwithstanding the foregoing, in the event that Evommune or Dermira reasonably believes that the use or registration of the Product Trademarks or the use of the Product Trade Dress in a particular country in the Territory would be against the Applicable Laws of such country, or in conflict with any Third Party’s Intellectual Property in that country, based on a review of market research, regulatory research, legal searches, investigation results, and any other relevant information that may have been collected by either Party or Dermira that is relevant to the clearance for use and registration of a trademark or for use and registration of a trade dress, Evommune or Dermira, as applicable, shall present such concern to Maruho, and Maruho shall take such concern into consideration in good faith.

5.7.2 Use and Ownership of Product Trademarks and Product Trade Dress. Maruho and its Related Parties shall use the Product Trademarks and Product Trade Dress in accordance with Regulatory Approvals, all Applicable Laws, and any brand guidelines to the extent delivered by Evommune to Maruho in advance of Maruho’s or its Related Party’s use of such Product Trademarks and/or Product Trade Dress. Maruho (and its Related Parties) shall use the Product Trademarks and Product Trade Dress pursuant to the terms of this Agreement to identify and in connection with the Commercialization of the applicable Products in the Field in the Territory. Except as set forth in Section 5.7.4, Maruho shall own and retain all rights to the Product Trademarks and Product Trade Dress (in each case, together with all goodwill associated therewith throughout the Territory). Maruho shall also own rights to any Internet domain names incorporating the Product Trademarks or any variation or part of such trademarks as its URL address.

5.7.3 Maintenance of Product Trademarks. During the Term, Maruho will use Commercially Reasonable Efforts to establish, maintain, and enforce the Product Trademarks in the Territory, and will bear all costs and expenses relating thereto.

5.7.4 Evommune Trademarks. Without limiting the generality of Section 5.6.2 and 5.7.1, upon Maruho’s request and solely to the extent that Evommune holds such rights in the Territory, Evommune shall grant to Maruho, without additional consideration, an exclusive, royalty-free license under the Evommune Trademark for use solely in connection with the Commercialization of the Product in the Field in the Territory. Notwithstanding any provision to the contrary, Evommune shall control the prosecution, maintenance, enforcement, and defense of all Evommune Trademarks, including in the Territory. Furthermore, upon Maruho’s reasonable request, Evommune shall consider in good faith whether to apply for registration of the Evommune Trademarks in the Territory for use in connection with the Products.

5.8 Sales Forecast. Within [***] days after the end of each Calendar Quarter, Maruho shall provide Evommune with a non-binding, good faith sales forecast, based on Maruho’s reasonable determination, for the Product in the Field in the Territory, on a country-by-country basis, for the subsequent [***] Calendar Quarters.

ARTICLE 6

MANUFACTURING

6.1 General. Evommune shall use Commercially Reasonable Efforts to Manufacture (or have Manufactured) Maruho’s reasonable requirements of the Products, in the form of brite stock, for non-clinical and/or clinical use in the Field in the Territory, in accordance with the terms of this Article 6. For the avoidance of doubt, Evommune shall have the right to subcontract or otherwise delegate all or a portion of its obligations under this Article 6 to a Third Party contractor, with prior notice to (but, for clarity, not consent or approval of) Maruho. The Parties have agreed to enter into a quality agreement in accordance with the terms of the First Sublicense Agreement (the “Quality Agreement”). The Parties will include the clinical supply obligations arising under this Agreement in such Quality Agreement, reasonably in advance of the Manufacture of any Products to be used in the Clinical Trials conducted by Maruho.

6.2 Purchase Orders. Maruho shall, from time to time, place purchase orders for the Products for non-clinical and/or clinical use in the Field in the Territory (each, a “Purchase Order”). Maruho shall place such Purchase Orders at least [***] months prior to the requested date of delivery in accordance with Section 6.4 and in multiples of batch size. Evommune shall accept or reject such Purchase Orders within [***] Business Days of receipt, provided that Evommune shall use Commercially Reasonable Efforts to accept any reasonable Purchase Orders. Notwithstanding any provision to the contrary, Evommune shall not, on an annual basis, be obligated to Manufacture and deliver any more than [***] of any amounts of Products projected, as set forth in the most recent Development Plan, to be required in connection with the performance of any studies for such Calendar Year. If any term or condition contained in any Purchase Order is inconsistent with the terms of this Agreement, then the terms and conditions provided in this Agreement will control unless otherwise clearly agreed in writing by the Parties including expressly referencing the term and/or condition set forth in this Agreement that the Parties desire to amend or supersede in such Purchase Order (solely with respect to such Purchase Order).

6.3 Delivery Deviation. For purposes of this Article 6, delivery of one or more shipments that total between [***] and [***] of Product ordered pursuant to any Purchase Order shall constitute delivery of the full quantity of Product ordered hereunder, provided that the payment of the Purchase Price for such Products shall be made based on the actual quantity of Product delivered.

6.4 Delivery; Risk of Loss. Products will be delivered, transfer of title will occur, and risk of loss will be assumed by Maruho EXW Evommune’s designated manufacturing facility. Simultaneous with delivery of such Product, Evommune shall deliver to Maruho a certificate of analysis and certificate of compliance with respect to such Product.

6.5 Packaging and Labeling; Certain Other Manufacturing Activities. Notwithstanding anything to the contrary contained herein, Maruho or its designated Third Party shall be responsible (at its sole cost and expense), following the delivery of the Products to Maruho under Section 6.4 of this Agreement, with respect to all Products for non-clinical and clinical use, for labeling, packaging, handling, storage, quality control, quality assurance, and the testing and release aspects of Analytical Release Testing and Characterization and related activities, of such Products in connection with the foregoing (collectively, “Packaging and Labeling”), provided that, upon Maruho’s reasonable request, Evommune shall use Commercially Reasonable Efforts to provide, at Maruho’s reasonable cost, any information under Evommune’s control that is necessary or reasonably useful for performing the activities contemplated by this Section 6.5. Notwithstanding any provision to the contrary, Maruho or its designated Third Party shall ensure that all such Packaging and Labeling complies with Applicable Laws, GMPs, and the Specifications.

6.6 Clinical Supply Warranties. Evommune represents and warrants to Maruho that, at the time of delivery of any Product in accordance with this Article 6, such Product shall (a) conform to the Specifications; (b) the ownership and title to such Product shall pass to Maruho free and clear of all security interests, loans, and other encumbrances; and (c) have been Manufactured in accordance with the terms of this Agreement and the Quality Agreement and all Applicable Laws and GMPs (except to the extent that Maruho is responsible for Packaging and Labeling in accordance with Section 6.5) (collectively, the “Clinical Supply Warranties”).

6.7 Acceptance and Rejection of Product for clinical use.

6.7.1 Maruho shall have the right to reject all or part of any shipment and delivery of Product it orders and receives from Evommune hereunder based on the grounds that such Products fail to conform to any of the Clinical Supply Warranties (such nonconformance, a “Defect,” and any unit with a Defect, “Non-Conforming Material”). Other than for Products delivered hereunder that have any Defects that cannot be timely discovered upon visual examination (“Latent Defects”), Maruho must deliver written notice to Evommune of any rejection permitted under this Section 6.7 for any Non-Conforming Material within [***] Business Days from delivery in accordance with Section 6.4. With respect to Non-Conforming Material with Latent Defects, Maruho must deliver written notice to Evommune of such Latent Defect within [***] Business Days from the date that Maruho becomes aware, or should have reasonably become aware, of such Latent Defect.

6.7.2 If a dispute arises as to where any Product constitutes Non-Conforming Material that is not resolved by good faith negotiating between the Parties within [***] days of delivery by Maruho of notice of Defect, then the matter (along with related samples, batch records, and/or other reasonable evidence) shall be submitted to an independent testing laboratory mutually agreed to by the Parties. The determination of the independent testing laboratory shall be binding upon the Parties, save for manifest error.

6.7.3 The cost and expenses of the laboratory that conducts the testing described above shall be borne by the Party deemed to be the cause of such non-conformance (or, if deemed conforming, then by Maruho), and if the cause cannot be determined, then such costs shall be shared equally between the Parties.

6.7.4 If the Parties agree or the independent laboratory confirms that any Product constitutes Non-Conforming Material, then Maruho, at its sole discretion, may decide whether, as its sole and exclusive remedy (except the remedy for third-party claims provided in Section 11.1 as limited by the last sentence of this Section 6.7.4), to (a) request replacement of such Non-Conforming Material, at no additional cost, or (b) if Maruho has already paid for such Non-Conforming Material, receive a credit or refund the payment to Maruho with respect to any Product subsequently delivered by Evommune to Maruho under this Article 6. Any Product that is determined to be Non-Conforming Material shall, at Evommune’s option, either be returned to Evommune at Evommune’s expense or destroyed by Maruho at Evommune’s expense, pursuant to Evommune’s written instructions. Notwithstanding any provision to the contrary, Evommune’s obligation to indemnify Maruho in accordance with Section 11.1 with respect to any Losses arising in connection with any and all Claims resulting or otherwise arising from Non-Conforming Material shall not exceed the greater of (i) the Purchase Price paid by Maruho with respect to such Non-Conforming Material, and (ii) the aggregate proceeds actually received by Evommune from its insurance provider with respect to such Claim (if any). For the avoidance of doubt, the foregoing clause (ii) shall not be deemed to expand, broaden, or change in any way the obligations set forth in Section 11.5.2.

6.8 Commercial Manufacturing. Separate from the non-clinical and/or clinical supply obligations set forth in Sections 6.1 through 6.7, upon Maruho’s request, the Parties shall initiate good faith negotiations regarding commercial supply of the Products for Commercialization in the Field in the Territory, and Evommune shall supply the Products for Commercial use to Maruho.

6.9 Audits. In addition to the rights set forth in Section 7.11, to the extent permissible under any applicable manufacturing agreement between Evommune and its contract manufacturing organization (including subcontractor and/or external inspection organization) for the Compounds and/or the Products (the “Product CMO”), Maruho shall have the right to audit Evommune and the Product CMO (and the Product CMO’s applicable manufacturing site) to confirm compliance with the terms of this Agreement and Applicable Law; provided, however, that Evommune shall use Commercially Reasonable Efforts to include in any future agreement with a Product CMO a right for Maruho to audit such Product CMO in accordance with this Section 6.9.

6.10 Technology Transfer. For the avoidance of doubt, the Parties acknowledge and agree that nothing in this Agreement shall be construed to limit Maruho’s ability to Manufacture, or have Manufactured, Compound and/or Products itself or through any Third Party. Upon Maruho’s request and at Maruho’s cost, Evommune shall use Commercially Reasonable Efforts to conduct technology transfer to Maruho or its designee in a manner designed to enable Maruho or such designee to Manufacture the Compound and/or the Products in a manner substantially similar to Evommune prior to such technology transfer with respect to supply management and quality management. For clarity, Maruho’s designee for purposes of this Section 6.10 may be a manufacturer that is located outside of the Territory, provided that such designee Manufactures Compound and/or Products solely for Development and/or Commercialization of any Product by Maruho in the Field in the Territory. Additionally, if Maruho requests to use Evommune’s Product CMO, Evommune shall seek to cause such Product CMO to supply Compound and/or Products directly to Maruho on substantially similar terms and conditions as those between Evommune and such Product CMO, for the sole purpose of Development or Commercialization of the Products in the Field in the Territory, except with respect to Territory-specific requirements or other factors that differentiate Evommune’s supply arrangement with such Product CMO from Maruho’s supply arrangement with such Product CMO.

ARTICLE 7

PAYMENTS

7.1 Upfront License Fee. In consideration of the license and rights granted hereunder, Maruho shall pay Evommune a one-time and non-refundable upfront license fee in an amount equal to $7,000,000 (the “Upfront License Fee”) within ten (10) Business Days from the execution of this Agreement.

7.2 Milestone Payments. In consideration of the license and rights granted hereunder, Maruho shall pay to Evommune each of the one-time milestone payments set forth in the table below (each, a “Milestone Payment”) upon the occurrence of the corresponding milestone set forth in such table with respect to any Product in the Field in the Territory (each, a “Milestone”). Maruho shall promptly notify Evommune in writing of, but in no event later than [***] Business Days after, the first occurrence of each Milestone (which notice shall specify the date of such occurrence) (each, a “Milestone Notice”), and Evommune shall use Commercially Reasonable Efforts to issue an invoice for such Milestone Payments; provided, however, that in no event shall a failure to deliver a Milestone Notice and/or an invoice relieve Maruho of its obligation to pay the applicable Milestone Payment when due pursuant to this Section 7.2. Maruho shall pay each Milestone Payment within [***] Business Days after the occurrence of the applicable Milestone.

Milestone	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, the Parties acknowledge and agree that each Milestone Payment shall be payable one-time only, regardless of the number of times that the applicable Milestone is achieved, and shall be payable upon the first occurrence of the applicable Milestone.

7.3 Royalty Payment. In consideration of the license and rights granted hereunder, Maruho shall pay to Evommune a royalty in an amount equal to the sum of: (a) the aggregate royalty payment owed by Evommune to Dermira under the Dermira License with respect to all Products in the Field during the applicable period of time, multiplied by the Net Sales Ratio for such period of time; plus (b) [***] of Net Sales of all Products in the Field in the Territory during such period of time (collectively, the “Royalty Payment”). Exhibit B attached hereto sets forth an illustrative example of how to calculate the Royalty Payment.

7.4 Generic Competition; Loss of Exclusivity. On a country-by-country and Product-by-Product basis, if (a) during two consecutive Calendar Quarters for which Royalty Payments are payable hereunder for a particular Product, one or more products (excluding any products manufactured or sold by Maruho or its Related Parties) being sold in a particular country are Generic Products with respect to such Product, for a total market penetration exceeding [***] in the Field in the Territory, or (b) during the Royalty Term, (i) there is no Valid Claim claiming or covering such Product or Manufacture or use thereof in such country in the Territory (including the case that applicable Licensed Patents have not been issued) or the last to expire Valid Claim claiming or covering such Product or Manufacture or use thereof in such country in the Territory expires or becomes invalid and (ii) the Regulatory Exclusivity Period for such Product in such country in the Territory expires, then, in the case of (a) or (b), the royalty rate percentage set forth in Section 7.3(b) above shall, thereafter (for as long as such Generic Products are sold in such country in the Territory or there is no Valid Claim and no Regulatory Exclusivity with respect to such Product in the Field in such country in the Territory), be reduced by [***] (i.e., [***] from [***]), such market defined as approved pharmaceutical products which comprise a similar or identical active ingredient(s). Thereafter, with respect to such Product, if the Generic Product(s) market penetration falls below [***] during any two consecutive Calendar Quarters, or if any Patent claiming or covering such Product or Manufacture or use thereof is filed by or on behalf of either Party in such country in the Territory, or if Regulatory Exclusivity is granted with respect to such Product in such country in the Territory, then the royalty rate percentage set forth in Section 7.3(b) above shall be reinstated (i.e., to [***] from [***]) and shall apply thereafter. For purposes of this Section 7.4, “market” refers to the aggregate of the unit volume of the Generic Product(s) and the applicable Product in the applicable country in the Territory.

7.5 Purchase Price. Evommune shall promptly invoice Maruho for the Purchase Price for all quantities of Product for clinical use delivered in accordance with Article 6. All undisputed amounts set forth in such invoices will be due and payable within [***] days of delivery of the invoice.

7.6 Payments.

7.6.1 General. Maruho shall make all payments required by this Article 7 by wire transfer of then immediately available funds into an account designated by Evommune, and shall make such payments by a U.S. entity from a bank account domiciled in the U.S. and in Dollars. Each payment of the Upfront License Fee and each Milestone Payment shall be nonrefundable and noncreditable against any other payments due hereunder.

7.6.2 Royalty Payments and Reports. Maruho shall pay the Royalty Payments on a Calendar Quarter basis, with respect to the aggregate Net Sales for such Calendar Quarter. At the end of each Calendar Quarter, Maruho shall calculate, separately for each Product, the Royalty Payments payable to Evommune pursuant to Section 7.3 for such Calendar Quarter, which amounts shall be converted to Dollars at such time in accordance with Section 7.8. Maruho shall pay to Evommune the Royalty Payment due for each Product for Net Sales during a given Calendar Quarter within [***] days after the end of such Calendar Quarter, provided that Evommune has delivered to Maruho, no later than [***] days following the conclusion of such Calendar Quarter, written notice of Net Sales of all Products in the Field worldwide, less Net Sales of the Products in the Field in the Territory, for such Calendar Quarter, and, provided further, that Maruho’s sole and exclusive remedy in the event that Evommune fails to deliver the foregoing notice within such [***] day period is that the due date for Maruho’s corresponding Royalty Payment and report shall be tolled for each day that such notice is delayed. Each Royalty Payment due to Evommune shall be accompanied by a report that sets forth information reasonably required to calculate the Royalty Payment due hereunder, including, without limitation, (a) a statement of the amount of aggregate gross sales of each Product in the Field (i) in the Territory as a whole and (ii) on a country-by-country basis, in each case, during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars in accordance with Section 7.8), (b) an itemized calculation of Net Sales of each Product in the Field (A) in the Territory as a whole and (B) on a country-by-country basis, in each case, during the applicable Calendar Quarter, showing for both (A) and (B) deductions provided for in the definition of “Net Sales” during such Calendar Quarter, and (c) information showing the applicable royalty rate percentage applied in accordance with Section 7.3 (subject to Section 7.4, if applicable). Without limiting the generality of the foregoing, Maruho shall require its Related Parties (and any distributors) to account for their respective Net Sales, separately for each Product, and to provide such reports with respect thereto as if such Net Sales were made by Maruho. Notwithstanding any provision to the contrary, and without limiting the foregoing, the Parties shall collaborate in good faith to ensure that Maruho pays Evommune the Royalty Payment prior to the due date for any corresponding payments under the Dermira License and that Evommune has all information reasonably required with respect to the Product(s) in the Territory to satisfy its reporting obligations under the Dermira License.

7.7 Taxes and Withholding.

7.7.1 VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that value added tax or similar payment (“VAT”) in respect of any payments made by Maruho to Evommune under this Agreement does not represent an unnecessary cost in respect of payments made under this Agreement. For purposes of clarity, all sums payable under this Agreement shall be made by Maruho exclusive of VAT. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Maruho shall pay such VAT, and (a) if such VAT is owing as a result of any action by Maruho, including any assignment or sublicense (including assignment to, or payment hereunder by, another Maruho-related entity or Affiliate), or any failure on the part of Maruho or its Affiliates to comply with Applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto, then the payment in respect of which such VAT is owing shall be made without deduction for or on account of such VAT to ensure that Evommune receives a sum equal to the sum which it would have received had such VAT not been due or (b) otherwise, such payment shall be made after deduction of such VAT. In the event that any deducted VAT is later recovered by Maruho or an Affiliate, Maruho shall reimburse Evommune within [***] days for the deducted amount. For the sake of clarity, any increase in payments to Evommune under this Section 7.7.1 shall reflect only the incremental increase in VAT directly resulting from clause (a) above. In the event that any VAT is owed in any jurisdiction in respect of any such payment, Evommune will provide to Maruho tax invoices showing the correct amount of VAT in respect of such payments hereunder.

7.7.2 Withholding Tax Matters. Maruho shall not deduct or withhold any taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding of taxes is required under Applicable Law. If any Applicable Law requires the deduction or withholding of any tax from such payments, then Maruho shall be entitled to make such deduction or withholding, and the sum payable by Maruho shall be increased as necessary so that after such deduction or withholding has been made, Evommune receives an amount equal to the sum it would have received had no such deduction or withholding been made, and, in accordance with Section 7.7.3, Evommune shall timely provide Maruho any documents controlled by Evommune that are reasonably necessary for Maruho to seek tax exemption.

7.7.3 Tax Cooperation. To the extent Maruho is required to deduct and withhold taxes on any payments to Evommune, Maruho shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Evommune an official tax certificate or other evidence of such withholding sufficient to enable Evommune to claim such payments of taxes. In the event that Maruho is required to deduct and withhold taxes on payments to Evommune, Maruho shall provide Evommune prompt notice and identify any forms controlled by Evommune that are reasonably necessary in order for Maruho not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Evommune shall provide to Maruho any completed tax forms that may be reasonably necessary for Maruho not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Evommune shall use Commercially Reasonable Efforts to provide any such tax forms to Maruho at least [***] days prior to the due date for any payments. If Maruho does not receive all or a part of such completed tax forms from Evommune by [***] Business Days prior to the due date for the applicable payment under this Agreement, Maruho may extend such due date until [***] days after the receipt of such tax forms, provided that, if (i) such extension goes beyond [***] days past the original due date for such applicable payment, and (ii) Evommune’s failure to provide any such tax forms is caused by or otherwise attributable to something outside of Evommune’s reasonable control, then Maruho shall make the outstanding payment to Evommune in accordance with the terms and conditions of this Agreement, and Evommune and Maruho shall work together in good faith to try to resolve the issue. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, VAT or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.

7.8 Currency Conversion. All payments hereunder shall be made in Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), any amount expressed in a foreign currency shall be converted into Dollars in a manner consistent with such Party’s normal practices used to prepare its audited financial statements for external reporting purposes, in accordance with GAAP, consistently applied, or by using a reputable source such as the Wall Street Journal or Reuters, at Evommune’s discretion.

7.9 Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest at a rate equal to the 30-day U.S. dollar Prime rate effective for the date that payment was first due as reported by The Wall Street Journal [***] to the extent permitted by the Applicable Laws. Such interest shall be computed on the basis of a year of 360 days for the actual number of days payment is delinquent.

7.10 Records.

7.10.1 Maruho and its Related Parties shall keep full, true, and accurate records and books of account in reasonable detail and containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all Royalty Payments and other amounts payable to Evommune hereunder (including records of Net Sales), any records required by Applicable Law or for intellectual property protection purposes with respect to the Compound and Products, and any other records reasonably required to be maintained with respect to Maruho’s obligations under this Agreement, during the Term and for [***] years thereafter or such longer period as required by Applicable Laws. Maruho and its Related Parties shall maintain internal accounting controls sufficient to provide reasonable assurances that all transactions are executed in accordance with management authorization and recorded as necessary to permit the preparation of financial statements that conform to generally accepted accounting principles, that access to assets is permitted only in accordance with management authorization, and that recorded accountability for assets is compared to existing assets regularly and appropriate action is taken for any differences.

7.10.2 Evommune shall keep full, true, and accurate records and books of account in reasonable detail and containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, the Purchase Price for all Compound and/or Products supplied in accordance with Article 6, as well as the aggregate royalty payment owed by Evommune to Dermira under the Dermira License during the Royalty Term, during the Term and for [***] years thereafter or such longer period as required by Applicable Laws.

7.11 Audits. Each Party shall have a right to request an audit of the other Party in order to confirm the accuracy of the records described in Section 7.10 and to otherwise confirm that such other Party is complying with the terms of this Agreement and Applicable Law (an “Audit”), including with respect to financial matters and supply management matters, solely to the extent permissible under applicable third-party agreements and consistent with any duties or obligations of confidentiality owed to any Third Party; provided, however, that each Party shall only have the right to request such Audit one time during any given Calendar Year, except that Evommune shall have the right to request such Audit more frequently in connection with compliance of Section 10.5 or otherwise upon good reason. Upon the written request by either Party to Audit the other Party, the requesting Party shall have the right to engage an independent, internationally recognized accounting firm reasonably acceptable to the audited Party that has executed a reasonably acceptable nondisclosure agreement with the audited Party to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of all amounts payable in accordance with this Article 7 for the Calendar Year(s) requested by the requesting Party; provided that (a) such accountants shall be given access to, and shall be permitted to examine such books and records of the audited Party upon [***] Business Days’ prior written notice to the audited Party, and at all reasonable times on such Business Days, (b) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with the audited Party reasonably acceptable to the audited Party in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any third person including the requesting Party, but shall only use the same for the purpose of the reviews and calculations that they need to perform in order to determine any amounts being reviewed, and (c) such accountants shall use reasonable efforts to minimize any disruption to the audited Party’s business. The audited Party shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit. The accountants shall deliver a copy of their findings to each of the Parties within [***] Business Days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties. Any underpayments by Maruho shall be paid to Evommune within [***] Business Days of notification of the results of such inspection. Any overpayments made by Maruho shall be refunded by Evommune within [***] Business Days of notification of the results of such inspection. The cost of the accountants shall be the responsibility of the requesting Party unless the accountants’ calculation shows a discrepancy of greater than [***] with respect to amounts paid/owed, in which case, the audited Party shall reimburse the requested Party for the cost of the Audit. For clarity, Dermira shall also have the right to audit Maruho, mutatis mutandis, in accordance with this Section 7.11, and, additionally, each Party’s rights relating to audits of the other Party with respect to quality assurance matters and pharmacovigilance matters shall be set forth in the Quality Agreement and the PV Agreement, respectively.

ARTICLE 8

INTELLECTUAL PROPERTY MATTERS

8.1 Ownership.

8.1.1 Licensed Technology. As between Evommune and Maruho, Evommune is the sole and exclusive owner of the Licensed Technology. Evommune shall: (a) prosecute and maintain the composition of matter patent set forth on Schedule 1.48 in the Field in China during the Term; (b) use Commercially Reasonable Efforts to prosecute and maintain all other Licensed Patents in the Field in each country in the Territory during the Term; and (c) use Commercially Reasonable Efforts to file new patent applications (including, for clarity, international patent applications in international phase, and also including provisionals, re-examinations, continuations, continuations-in-part, extensions, term restorations, renewals, divisionals, reissues, or renewals) in any country in the Territory with the good faith intention, but not the guarantee, of advancing the business goals of the Parties pursuant to this Agreement and that would otherwise constitute Licensed Patents subject to the license grant set forth in Section 2.1.

8.1.2 Arising IP.

(a) Maruho shall be the sole and exclusive owner of any Intellectual Property that Maruho, and/or any of its Affiliates and/or Third Parties engaged by Maruho or its Affiliates to perform any services from which Intellectual Property is and/or can be discovered and/or developed, develops or generates (in accordance with a determination of inventorship in accordance with U.S. patent law) under this Agreement during the Term (collectively, the “Arising IP”), including, without limitation, (i) all data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How, and other results generated as a result of the Development Activities conducted by Maruho under this Agreement, including relevant laboratory notebook information, screening data, Regulatory Data, and synthesis schemes, including descriptions in any form, data, and other information (collectively, the “Development Data”), (ii) all marketing and sales data and information resulting from Maruho’s Commercialization of the Products in the Field in the Territory during the Term (the “Commercialization Data”), including promotional materials, marketing strategies, and market research data, and (iii) Product Trademarks and Product Trade Dress (but not including, for the avoidance of doubt, the Evommune Trademark). Maruho shall provide Evommune with written notice upon the development and/or generation of any Arising IP in accordance with Section 3.5.1. For clarity, Maruho shall have sole decision-making authority for all actions, at its sole cost and expense, relating to the Arising IP in the Field in each country in the Territory, including Patent prosecution, defense, enforcement, listing in regulatory publications, and Patent Term Extension.

(b) Notwithstanding any provision to the contrary, Maruho hereby grants, and shall grant, to Evommune a perpetual, irrevocable, exclusive, fully-paid up, royalty-free, transferable license, with the right to grant sublicenses (including through multiple tiers), under the Arising IP (including, for the avoidance of doubt, the Development Data and the Commercialization Data) to (i) Commercialize the Compound and/or any Product outside the Territory and/or outside the Field in the Territory, and/or (ii) Develop and/or Manufacture the Compound and/or any Product for the purpose of Commercialization of the Compound and/or such Product outside the Territory and/or outside the Field in the Territory. (For the avoidance of doubt, Maruho acknowledges and agrees that it has no intention, as of the Effective Date and/or in the future, to file and/or prosecute any patent application relating to any Arising IP or to Commercialize any products using the Arising IP outside the Territory or outside the Field in the Territory.) The foregoing license grant shall include a Right of Reference with respect to the Development Data, Commercialization Data, and any other Arising IP and the Product Approval for any Product in the Field in the Territory, for use outside of the Field in the Territory or otherwise outside of the Territory. For the avoidance of doubt, except as set forth in the First Sublicense Agreement, Evommune shall have the sole and exclusive (even as to Maruho and its Affiliates) right (but not obligation) to file, prosecute, maintain, defend, and enforce Patents, at Evommune’s cost, that claim Arising IP and/or otherwise cover the Products (x) outside the Territory, and/or (y) outside the Field in the Territory; provided, however, that, notwithstanding the foregoing right, the Parties acknowledge and agree that Maruho’s exercise of its rights under Section 8.1.2(a) of the First Sublicense Agreement shall not constitute a breach of this 8.1.2(b) and, for the avoidance of doubt, Maruho’s exercise of its rights under Section 8.1.2(a) of this Agreement shall not constitute a breach of Section 8.1.2(b) of the First Sublicense Agreement. Upon Evommune’s request, Maruho shall reasonably cooperate and provide assistance in connection with any such filing, prosecution, maintenance, defense, and/or enforcement activities by or on behalf of Evommune contemplated by the immediately preceding sentence, at Evommune’s reasonable cost.

8.2 Patent Filing, Prosecution, and Maintenance. Subject to the terms and conditions of this Agreement, as between Evommune and Maruho, Evommune shall have sole decision-making authority for all actions, at its sole cost and expense, relating to the Licensed Patents, including Patent prosecution, defense, enforcement, listing in regulatory publications (such as the FDA Orange Book and any foreign equivalent), and Patent Term Extension. Evommune shall (a) provide Maruho in advance, with written notice and copies of all Licensed Patents in each country in the Territory and other material submissions and correspondence with government agencies concerning such Licensed Patents in each country in the Territory, including that Evommune shall provide Maruho in advance with written notice and copies of proposed new patent applications (including, for clarity, international patent application in international phase, and also including provisionals, re-examinations, continuations, continuations-in-part, extensions, term restorations, renewals, divisionals, reissues, or renewals) in any country in the Territory that would otherwise constitute Licensed Patents subject to the license grant set forth in Section 2.1, (b) provide Maruho and its patent counsel an opportunity to consult with Evommune and its patent counsel regarding the contents of any such Licensed Patents, and the advice and suggestions of Maruho and its patent counsel shall be taken into consideration in good faith by Evommune and its patent counsel, and (c) not settle, without Maruho’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), in a manner that will materially adversely affect any of Maruho’s rights under this Agreement.

8.3 Abandoned Patents. In the event that Evommune elects, in its sole discretion, to discontinue Patent prosecution and/or maintenance of any Licensed Patent in any country in the Territory, on a Patent-by-Patent basis. Evommune shall give prompt notice, of at least [***] days prior to the deadline for the next filing, office action, or payment with the relevant patent office, to Maruho. Maruho will have the option, but not the obligation, to assume control of such Patent prosecution and/or maintenance, at Maruho’s cost (but for no additional consideration) and in Evommune’s (or Dermira’s, as applicable) name, by delivering to Evommune written notice of such election within [***] days (and, for clarity, failure to deliver such notice shall be deemed an election to not assume control). Maruho acknowledges and agrees that if Maruho elects not to maintain such Licensed Patent in such country in the Territory, Dermira shall have the right to maintain such Licensed Patent in accordance with the Dermira License, and, in such case, Maruho shall reimburse Dermira for the reasonable cost of prosecuting and maintaining such Patent. If none of Evommune, Maruho, and/or Dermira elects to maintain such Licensed Patent in such country in the Territory, then, in the event that the Royalty Term for a given Product would have been longer but for the abandonment of such Licensed Patent (including taking into consideration any Patent Term Extension for such Licensed Patent), Maruho shall pay royalties in accordance with Section 7.3. during the Royalty Term and, following the expiration of the Royalty Term and until what would have been the expiration of the abandoned Licensed Patent (plus any Patent Term Extension that would have been otherwise allowable), Maruho shall pay Evommune [***] of the royalty under Section 7.3. If Maruho provides written notice to Evommune within such [***] day period that Maruho has decided to prosecute or maintain such Licensed Patent, Maruho shall promptly deliver to Evommune copies of all filings and communications with the relevant patent office related to such Licensed Patent.

8.4 Notice. Each Party shall promptly, within [***] days of becoming aware, provide written notice to the other Party reasonably detailing any known or alleged infringement of any Licensed Patent in any country in the Territory (an “Infringement Notice”).

8.5 Enforcement of Intellectual Property Rights.

8.5.1 As between the Parties, Evommune shall have the first right (but not obligation), at its cost, to institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating any Licensed Patent covering the Compound or any Product in the Field in any country in the Territory, and to defend the Licensed Patents in any country in the Territory from any claim of invalidity or unenforceability in connection therewith (collectively, to “Enforce the Licensed Patents”). Evommune shall keep Maruho reasonably informed with respect to any such proceedings (such proceedings, “Enforcement Proceedings”). Notwithstanding any provision to the contrary and for the avoidance of doubt, neither Evommune nor Dermira shall incur any liability to Maruho as a consequence of such Enforcement Proceeding or any unfavorable decision resulting therefrom, including any decision holding any such claim invalid, not infringed, or unenforceable. All amounts recovered from an Enforcement Proceeding contemplated by this Section 8.5.1 shall be first used to reimburse each Party’s (and, if applicable, Dermira’s) reasonable out-of-pocket costs and expenses incurred in connection with such action, then paid to Dermira in accordance with its right to such proceeds under Section 8.5 of the Dermira License, and any remainder shall be allocated as follows: [***] to Evommune and [***] to Maruho. For the avoidance of doubt, Evommune reserves on behalf of Dermira all of Dermira’s rights to institute and direct legal proceedings against any Third Party believed to be infringing or misappropriating or otherwise violating Dermira’s Know-How, Patents, and confidential information (including to the extent included in the Licensed Technology).

8.5.2 Subject to the provisions of Section 8.5.3, in the event that Evommune fails to take any action to Enforce the Licensed Patents within [***] days of delivery of Infringement Notice, then Maruho shall have the right (but not obligation) to Enforce the Licensed Patents; provided, however, that, in the event that Maruho desires to Enforce the Licensed Patents, Maruho shall only proceed with such Enforcement Proceedings if (a) it has a bona fide and documented interest in maintaining the patent claims in the applicable Licensed Patents, (b) it has a reasonable chance of success on the merits in the view of outside patent counsel as shared with Evommune, and (c) it proceeds with such Enforcement Proceeding using Commercially Reasonable Efforts. Maruho shall keep Evommune reasonably informed with respect to any such Enforcement Proceedings. All amounts recovered from an Enforcement Proceeding contemplated by this Section 8.5.2 shall be first used to reimburse each Party’s (and, if applicable, Dermira’s) reasonable out-of-pocket costs and expenses incurred in connection with such action, then paid to Dermira in accordance with its right to such proceeds under Section 8.5 of the Dermira License, and any remainder shall be allocated as follows: [***] to Maruho and [***] to Evommune.

8.5.3 Notwithstanding any provision to the contrary, Maruho acknowledges and agrees that, in the event that neither Evommune nor Maruho takes any action to Enforce the Licensed Patents within [***] days after delivery of an Infringement Notice, Dermira shall have the right to Enforce the Licensed Patents in accordance with Section 8.5 of the Dermira License. All amounts recovered from Dermira’s activities contemplated by this Section 8.5.3 and paid to Evommune in accordance with the terms of the Dermira License shall be first used to reimburse each Party’s reasonable out-of-pocket costs and expenses incurred in connection with such action, and any remainder shall be allocated as follows: [***] to Evommune and [***] to Maruho.

8.6 Cooperation in Enforcement Proceedings. For any action by Evommune pursuant to Section 8.5.1 or Dermira pursuant to Section 8.5.3, in the event that Evommune or Dermira is unable to initiate or prosecute such action solely in its own name, Maruho or its Affiliates, as applicable, will join such action voluntarily and will execute all documents necessary for Evommune or Dermira to initiate, prosecute, and maintain such action, at Evommune’s reasonable cost (which is to be deducted from the amounts recovered from such proceeding, and the rest shall be reimbursed to Maruho, if applicable). If Evommune or Dermira initiates an enforcement action pursuant to Section 8.5, then, at Evommune’s or Dermira’s request, Maruho shall cooperate to the extent reasonably necessary and at Evommune’s sole expense for reasonable, out-of-pocket costs (except for the expenses of Maruho’s counsel, if any). Upon the reasonable request of Evommune or Dermira, Maruho shall join the suit and can be represented in any such legal proceedings using counsel of its own choice at its own expense. Each Party shall, if possible, assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof with respect to any such action.

8.7 Defense. Each Party shall notify the other in writing of any allegations it receives from a Third Party that the Manufacture, production, use, Development, Commercialization, sale, and/or distribution of any Products in any country in the Territory, or any technology or Intellectual Property licensed under this Agreement, infringes the Intellectual Property of such Third Party. Such notice shall be provided promptly, but in no event after more than [***] Business Days, following receipt of such allegations.

In the event that a Party receives notice that it or any of its Affiliates or Sublicensees have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement of a Third Party’s Patents or other Intellectual Property as a result of the Manufacture, production, use, Development, Commercialization, sale, and/or distribution of Products in any country in the Territory, or any technology or Intellectual Property licensed under this Agreement, such Party shall promptly notify the other Party in writing, but in no event more than [***] Business Days after the receipt of such notice. Such written notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party shall, if possible, assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof with respect to such legal proceeding. In such event, the Parties shall use reasonable efforts to agree how best to mitigate or control the defense of any such legal proceeding; provided, however, that, as between the Parties, Evommune shall have the right to assume the primary responsibility for the conduct of the defense of any such claim at its expense. Maruho shall have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. Maruho shall reasonably cooperate with and assist Evommune. If Maruho or any of its Affiliates or Sublicensees have been individually named as a defendant in a legal proceeding relating to the alleged infringement of a Third Party’s Patents or other Intellectual Property as a result of the Manufacture, production, use, Development, Commercialization, sale, and/or distribution of Products in any country in the Territory, Evommune shall be allowed to join in such action, at its own expense, and agrees to be joined (at Maruho’s expense) if Maruho reasonably believes that it is necessary to pursue a counterclaim or similar action.

The Parties shall keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning the Manufacture, production, use, Development, Commercialization, sale, and/or distribution of Products in the Field in any country in the Territory or settlement thereof; provided, however, that neither Party shall settle or enter into any consent judgment or other voluntary final disposition of a suit under this Section 8.7 without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, in a manner that will materially adversely affect either Party’s rights under this Agreement.

8.8 Employees. To the extent allowed by Applicable Laws, each Party will require and cause all of its (and will cause each of its Affiliates performing on behalf of such Party under this Agreement to require and cause all of such Affiliate’s) employees to assign all Inventions that are developed, made, or conceived by such employees during the period of such employees’ employment with such Party (or the applicable Affiliate) to such Party (or the Affiliate performing on behalf of such Party under this Agreement) free and clear of all liens, encumbrances, charges, security interests, mortgages, or other similar restrictions, in order to enable the Parties to give effect to the provisions of Section 8.1. Each Party will also require and use Commercially Reasonable Efforts to cause any agents or independent contractors performing an activity pursuant to this Agreement to assign all Inventions that are developed, made, or conceived by such agents or independent contractors on behalf of such Party during the period of such agents or independent contractors’ relationship with such Party to such Party free and clear of all liens, encumbrances, charges, security interests, mortgages, or other similar restrictions, in order to enable the Parties to give effect to the provisions of Section 8.1.

8.9 Patent Marking. Maruho shall mark the Products marketed and sold by Maruho (or its Related Parties) hereunder with appropriate patent numbers or indicia, if any.

8.10 Patent Challenge. To the fullest extent permissible under Applicable Law, each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if such other Party, directly or indirectly, (a) initiates or requests an interference or opposition proceeding with respect to, (b) makes, files, or maintains any claim, demand, lawsuit, or cause of action to challenge the validity or enforceability of, or (c) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent (if Evommune is the terminating Party) or Arising IP (if Maruho is the terminating Party). If any of the foregoing activities, as applicable, are commenced by a Related Party of such other Party, then each Party will also have the right to terminate this Agreement upon written notice to such other Party, effective [***] days after delivery, unless such other Party either terminates the rights of such Related Party with respect to this Agreement or causes such Related Party to, and such Related Party actually does, withdraw any such proceeding, claim, demand, lawsuit, cause of action, or opposition, in each case, within [***] days after delivery of such notice.

ARTICLE 9

JOINT STEERING COMMITTEE; GLOBAL DEVELOPMENT & COMMERCIALIZATION EFFORTS

9.1 JSC Formation. Promptly following the Effective Date, the Parties shall establish a joint steering committee (the “JSC”) consisting of up to three (3) representatives designated by each Party, with appropriate knowledge and expertise. The JSC shall operate in accordance with the provisions of this Article 9, and shall have no authority to alter or amend the terms and conditions of this Agreement. A Party may change one (1) or more of its representatives serving on the JSC at any time upon written notice to the other Party. Each Party may invite additional personnel of such Party to any regular or special JSC meeting; provided, however, any such additional invitee shall (a) not be deemed a member of the JSC; and (b) with respect to any Confidential Information of either Party such additional invitee learns, obtains, or otherwise has access to as a result of such invitation, be subject to confidentiality obligations and restrictions on use no less stringent than those set forth in Article 12, which such confidentiality obligations and restrictions on use shall be valid and enforceable by the Party whose Confidential Information is involved.

9.2 JSC Responsibilities. The JSC shall serve as a forum for the Parties to share information regarding the Development, Manufacture, and Commercialization of the Compound and/or Products in the Field in the Territory and to facilitate coordination between the Parties, but shall not have any decision-making authority with respect to the Parties’ activities under this Agreement. Additionally, Evommune shall share information relating to the Development and Commercialization of the Product outside of the Territory to the extent necessary or useful for Maruho to Develop, Manufacture, and/or Commercialization the Compound and any Product in the Field in the Territory.

9.3 JSC Meetings. The JSC shall meet at such times and frequency mutually agreed by the Parties at locations mutually agreed by the Parties. As of the Effective Date, the Parties intend to meet, at a minimum, once each Calendar Quarter until the launch of the first Product in the Territory, and thereafter, once a Calendar Year during the Term. The JSC meetings may be held by audio or video teleconference at the request of either Party. Each Party shall bear its own costs associated with the attendance of its appointees at such meetings. A secretary shall be appointed for each meeting of the JSC and shall prepare draft minutes of the meeting promptly following the meeting and shall circulate such draft minutes for comment and finalization by the Parties.

9.4 JSC Coordination. The Parties acknowledge and agree that: (a) the Parties have established a joint steering committee pursuant to the First Sublicense Agreement (the “Existing JSC”); and (b) the Parties’ participation in the Existing JSC shall also satisfy the obligations of the Parties with respect to the JSC contemplated in this Agreement so long as the Parties incorporate all responsibilities of the JSC in this Agreement into the activities of the Existing JSC in a manner that distinguishes between the activities of the Existing JSC pursuant to the First Sublicense Agreement, on the one hand, and pursuant to this Agreement, on the other hand.

9.5 Evommune’s Global Development and Commercialization Efforts. Upon Evommune’s request, Maruho will reasonably participate, from time to time, in telephonic, video, and/or in-person meetings in connection with the operation of Evommune’s global development and commercialization program with respect to the Compound and the Products.

ARTICLE 10

REPRESENTATIONS, WARRANTIES, AND COVENANTS

10.1 Mutual Representations, Warranties, and Covenants. Each Party hereby represents, warrants, and covenants to the other Party as follows, as of the Effective Date:

10.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing (or its local law equivalent, to the extent applicable in the Territory) under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

10.1.2 Authority and Binding Agreement. (a) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws and by general principles of equity.

10.1.3 No Conflicts. The execution, delivery, and performance of this Agreement by it does not (a) conflict with any agreement, instrument, or understanding, oral or written, to which it is a party and by which it or its assets may be bound, or (b) violate any Applicable Laws.

10.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing, or Commercialization of the Products or as otherwise described in this Agreement, (a) all necessary consents, approvals, and authorizations of, and (b) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery, and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

10.1.5 Compliance with Applicable Laws. During the Term, each Party shall comply with Applicable Laws in connection with the performance of the activities contemplated by this Agreement.

10.2 Additional Representations and Warranties of Evommune. Evommune hereby represents, warrants, and covenants to Maruho that:

10.2.1 As of the Effective Date, without limiting the generality of Section 10.1.1, Evommune has the right to grant the license set forth herein; provided, however, this Section 10.2.1 shall not be construed or deemed to be a representation or warranty regarding the infringement or other violation of the Intellectual Property of any Third Party.

10.2.2 As of the Effective Date, Evommune has not previously entered into any agreement pursuant to which it granted a license with respect to the Compound or any Product in the Field in the Territory, or under the Licensed Technology in the Field in the Territory, to any Third Party, which license grant remains in effect or which agreement has surviving license rights, or other surviving terms, that are inconsistent with the rights and licenses granted to Maruho under this Agreement.

10.2.3 As of the Effective Date, to the knowledge of Evommune: (a) no Third Party is infringing any Licensed Patents or has misappropriated any Evommune Know-How, (b) no Third Party has challenged the scope, duration, validity, enforceability, priority, or Evommune’s right to use or license any Licensed Technology with respect to the Compound or any Product in the Field in the Territory, and (c) use of the Licensed Technology as contemplated by this Agreement, in accordance with the terms of this Agreement, does not infringe or violate the Intellectual Property of any Third Party.

10.2.4 As of the Effective Date: Evommune has provided to Maruho, prior to the Effective Date, a complete and accurate copy of the Dermira License, and the Dermira License is in full force and effect, and, to the knowledge of Evommune, neither party thereto is in material breach of the Dermira License as of the Effective Date.

10.2.5 As set forth in Section 6.6, at the time of delivery of any Product in accordance with Article 6, such Product shall conform to the Clinical Supply Warranties.

10.3 Additional Representations, Warranties, and Covenants of Maruho. Maruho hereby represents, warrants, and covenants to Evommune that, as of the Effective Date and throughout the Term:

10.3.1 Without limiting the generality of Section 10.1.5: (a) Maruho’s compensation programs for its Sales Representatives will not provide financial incentives for the promotion, sales, and marketing of the Products in violation of any Applicable Laws or any professional requirements, and (b) all Products Commercialized or Manufactured by, or under authority of, Maruho in the Territory shall be packaged, labeled, handled, stored, and shipped by Maruho in compliance with all Applicable Laws, including GMPs.

10.3.2 Maruho’s medical, regulatory, and legal teams will be properly qualified to review, and will review, all Training Materials and programs prior to use by Maruho to ensure that all Training Materials and programs are in accordance with the Regulatory Approvals and Applicable Laws.

10.4 Financial Representations, Warranties, and Covenants of Maruho.

10.4.1 Financial Status. Maruho hereby represents, warrants, and covenants to Evommune that, as of the Effective Date and throughout the Term, Maruho has and shall have the financial wherewithal to perform its obligations under this Agreement. Maruho shall promptly notify Evommune of any material adverse change to said financial wherewithal that is adversely impacting, or will adversely impact, Maruho’s ability to perform, or to continue to perform, such obligations. Any such notice will include a description of Maruho’s short- and long-term plans to remediate its current financial situation and to mitigate any impact on the performance of its obligations hereunder. Maruho shall provide Evommune regular updates regarding such remediation plans.

10.4.2 Financial Statements.

(a) As soon as available, but in any event no later than the time of delivery to Maruho’s third-party investors, Maruho shall provide to Evommune a copy of its income statement for such fiscal year, its balance sheet as of the end of such year, and its statement of cash flows for such fiscal year of Maruho and its Affiliates, in each case in the same form provided to Maruho’s third-party investors.

(b) As soon as available, but in any event within [***] days after the end of each of the first three (3) fiscal quarters of its fiscal year, Maruho shall provide to Evommune a copy of the unaudited consolidated balance sheet of Maruho and its Affiliates as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter.

(c) All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Chief Financial Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

10.5 Compliance Representations, Warranties, and Covenants by each Party. Without limiting the generality of Section 10.1.5:

10.5.1 Compliance with Laws. In connection with this Agreement, each Party and its Affiliates and their respective owners, directors, officers and employees, and to its knowledge, its agents, representatives, subcontractors, and any other Third Party acting for or on such Party’s behalf (collectively, “Representatives”) have complied and will comply with all Applicable Laws and industry codes, including those dealing with government procurement, conflicts of interest, corruption or bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, any anti-corruption or anti-bribery laws in jurisdictions where it operates, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions (collectively, “Anti-Corruption Laws”), and all Applicable Laws related to sanctions and trade controls, including but not limited to any sanctions or export control laws administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of State, U.S. Department of Commerce, the United Nations Security Council, or other relevant sanctions authority (collectively, “Trade Laws”), and each Party has implemented and will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Laws.

10.5.2 Prohibited Conduct. In connection with this Agreement, neither Party nor its Affiliates or their respective Representatives has made, offered, given, promised to give, or authorized, and neither Party nor its Affiliates or their respective Representatives will make, offer, give, promise to give, or authorize, any bribe, kickback, payment, or transfer of anything of value, directly or indirectly, to any person or to any Government Official for the purpose of (a) improperly influencing any act or decision of the person or Government Official, (b) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty, (c) securing any improper advantage, or (d) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Maruho or Evommune in obtaining or retaining business. If a Party becomes aware that any of its Representatives is (i) under investigation by any Governmental Authority for a breach of Anti-Corruption Laws, or (ii) acting in a manner prohibited by this Section 10.5.2, then such Party shall promptly notify the other Party (if the other Party is not yet aware of such potential breach); in the case of (ii) above, immediately terminate its relationship with such Representative; and, in the case of (i) above, conduct a prompt internal investigation of activities or circumstances giving rise to the investigation by such Governmental Authority with respect to such Representative. The investigating Party shall keep the other Party reasonably informed with respect to such internal investigation. Notwithstanding any provision to the contrary set forth in this Agreement, to the extent a Party has breached this Section 10.5.2 as a result of the conduct of its Representative(s) then compliance with the provisions of this Section 10.5.2 (including termination of such Party’s relationship with such Representative) will be deemed a cure of such breach.

10.5.3 Compliance with Privacy Laws. In connection with and to the extent applicable under this Agreement, each Party and any Person acting for or on its behalf, will comply with all Applicable Laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical, and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent, or prior authorization, and conducting any assessment required under Applicable Laws.

10.5.4 Requests for Information; Audits. Each Party will use Commercially Reasonable Efforts to comply with requests for disclosure of information, including answering questionnaires and audit inquiries, to enable the other Party to ensure compliance with all Applicable Laws, including Anti-Corruption Laws, Trade Laws, and this Agreement, and will comply with the terms of Section 7.11 with regard to any audit requested under that provision that relates to compliance with this Section 10.5.

10.5.5 Notice of Inspections. Each Party shall provide the other Party with immediate notice of any governmental or regulatory review, audit, or inspection of its facility, processes, or products that might relate to the subject matter of this Agreement. It shall provide the other Party with the results of any such review, audit, or inspection.

10.5.6 Cooperation in Investigation. Each Party agrees to cooperate in good faith to investigate the extent of any potential violations of Applicable Law, including Anti-Corruption Laws and Trade Laws, in connection with this Agreement, in case that it is reasonably suspected hereof.

10.5.7 Disclosure Rights. At any time, and without notice to the other Party, each Party may disclose information relating to a possible violation of Applicable Law, or the existence of the terms of this Agreement, including the compensation provisions, to a government agency and to anyone that it determines to have a legitimate need to know.

10.6 Additional Compliance Covenants.

10.6.1 Compliance with Party Specific Regulations. Each Party agrees to reasonably cooperate with the other Party, at such other Party’s expense, as may be reasonably be required to ensure that such other Party is able to fully meet its obligations with respect to the Party-Specific Regulations applicable to such other Party. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party-Specific Regulation applicable to it or any other Applicable Law. All Party-Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

10.6.2 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consistent with its usual compliance-related processes.

10.7 Disclaimer. Maruho understands that the Compound and the Products are the subject of ongoing non-clinical research and development and that Evommune cannot ensure the safety or usefulness of the Compound and/or the Products or that the Compound and/or the Products will receive Regulatory Approvals. In addition, Evommune makes no warranties except as set forth in this Article 10 concerning the Licensed Technology.

10.8 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Evommune. Evommune hereby agrees to save, indemnify, defend, and hold Maruho, its Affiliates, and their respective directors, officers, agents, and employees harmless from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, or injunctions by a Third Party (each, a “Claim”) to the extent resulting or otherwise arising from (a) any breach by Evommune of any of its representations, warranties, covenants, or obligations pursuant to this Agreement or (b) the negligence or willful misconduct by Evommune or its Affiliates, sublicensees, or subcontractors or their respective officers, directors, employees, agents, or consultants in performing any obligations under this Agreement, in each case except to the extent that such Losses are subject to indemnification by Maruho pursuant to Section 11.2; provided, however, the foregoing is subject to the limitation of liability set forth in Section 6.7.4 with respect to matters covered in Section 6.7.4.

11.2 Indemnification by Maruho. Maruho hereby agrees to save, indemnify, defend, and hold Evommune, its Affiliates, and their respective directors, agents, and employees harmless from and against any and all Losses arising in connection with any and all Claims to the extent resulting or otherwise arising from (a) any breach by Maruho of any of its representations, warranties, covenants, or obligations pursuant to this Agreement or any agreement between the Parties related to this Agreement, (b) the negligence or willful misconduct by Maruho (or its Affiliates, Sublicensees, or subcontractors) or their respective officers, directors, employees, agents, or consultants in performing any obligations under this Agreement, or (c) any matter, or acts or omissions, related to the Development, Manufacturing, Packaging and Labeling, or Commercialization of the Compound and/or the Products in the Field in the Territory (including, for clarity, any product liability Losses resulting therefrom) by or on behalf of Maruho (or its Affiliates, Sublicensees, or subcontractors) or their respective officers, directors, employees, agents, or consultants, in each case except to the extent that such Losses are subject to indemnification by Evommune pursuant to Section 11.1.

11.3 Indemnification Procedures.

11.3.1 A Party believing that it is entitled to indemnification under, as applicable, Section 11.1 or Section 11.2 (an “Indemnified Party”) shall give prompt written notification to the other Party (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 11.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually materially prejudiced as a result of such failure to give notice). Within [***] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If a Party believes that a Claim presented to it for indemnification is one as to which the Party seeking indemnification is not entitled to indemnification under Section 11.1 or Section 11.2, as applicable, it shall so notify the Party seeking indemnification.

11.3.2 If the Indemnifying Party elects to assume the defense of such Claim, the Indemnified Party may participate in such defense at its own expense; provided, that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnified Party shall have the right, at its own expense, to appoint its own counsel solely in connection with the defense of such Claim.

11.3.3 The Indemnifying Party shall keep the Indemnified Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the Indemnified Party with respect thereto.

11.3.4 The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party or adversely affects the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, WHETHER OR NOT FORESEEABLE AND REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT, AND THIS SECTION 11.4 SHALL NOT APPLY TO: (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 11.1 OR 11.2, (B) A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12, (C) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR ITS RELATED PARTIES, (D) MARUHO’S OBLIGATIONS TO PAY ANY AMOUNTS REQUIRED TO BE PAID UNDER ARTICLE 7, OR (E) [***].

11.5 Insurance.

11.5.1 Maruho shall procure and maintain insurance or self-insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Products are being clinically tested in human subjects or commercially distributed or sold by Maruho pursuant to this Agreement, and the clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product in the Territory, in no event be less than [***] per loss occurrence and [***] in the aggregate, and product liability insurance coverage shall, after such First Commercial Sale in the Territory, in no event be less than [***] per loss occurrence and [***] in the aggregate. It is understood that such insurance shall not be construed to create a limit of Maruho’s liability with respect to its indemnification obligations under this Article 11. Maruho shall provide Evommune with written evidence of such insurance or self-insurance prior to commencement of this Agreement and upon expiration of any one coverage. Maruho shall provide Evommune with written notice at least [***] days prior to the cancellation, nonrenewal, or material change in such insurance or self-insurance that materially adversely affects the rights of Evommune hereunder.

11.5.2 Evommune shall procure and maintain insurance, including clinical trials insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Products are being clinically tested in human subjects pursuant to this Agreement (but not, for clarity, during the time period when Maruho is solely Commercializing the Products in the Territory), and the clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product in the Territory, in no event be less than [***] per loss occurrence and [***] in the aggregate. It is understood that (a) such insurance shall not be construed to create a limit of Evommune’s liability with respect to its indemnification obligations under this Article 11, and (b) the amount and scope of coverage of such insurance shall not be affected by the provisions of Section 6.7.4. Evommune shall provide Maruho with written evidence of such insurance prior to commencement of this Agreement and upon expiration of any one coverage. Evommune shall provide Maruho with written notice at least [***] days prior to the cancellation, nonrenewal, or material change in such insurance that materially adversely affects the rights of Maruho hereunder.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidential Information.

12.1.1 The Parties agree that during the Term, and for a period of [***] years thereafter, a Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value (but, for clarity, using no less than Commercially Reasonable Efforts), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, “Confidential Information” means all Know-How and other information and materials disclosed by or on behalf of either Party to the other Party or its Affiliates, or otherwise developed or generated, pursuant to this Agreement and/or in connection with the Development, Manufacture, and/or Commercialization of the Compound and/or the Products in the Field in the Territory. The foregoing obligations and the other obligations set forth in this Section 12.1 shall not apply with respect to any portion of such Confidential Information which, as demonstrated by competent and contemporaneous written evidence:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c) is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or

(e) has been independently developed or acquired by the receiving Party or any of its Affiliates without the aid, application, or use of the disclosing Party’s Confidential Information.

12.1.2 The receiving Party shall have the right to disclose any Confidential Information provided by the other Party hereunder if such disclosure is necessary to comply with the terms and conditions of this Agreement, or the requirements of any Applicable Law, but only to the extent of such necessity or requirements, and no such disclosure shall cause any such information to cease to be Confidential Information hereunder, except to the extent such disclosure results in a public disclosure of such information. Where reasonably possible, the receiving Party shall notify the disclosing Party of the receiving Party’s intent to make such disclosure of Confidential Information pursuant to the preceding sentence sufficiently prior to making such disclosure so as to allow the disclosing Party adequate time to take whatever action the disclosing Party may deem to be appropriate to protect the confidentiality of the Confidential Information and, upon the disclosing Party’s request, the receiving Party shall reasonably cooperate with respect to such efforts.

12.1.3 Except as set forth above, each Party agrees that it shall provide or permit access to Confidential Information of the other Party only to (a) the receiving Party’s attorneys, independent accountants, and financial advisors for the sole purpose of enabling such attorneys, independent accountants, and financial advisors to provide advice to the receiving Party, (b) the receiving Party’s Affiliates, directors, officers, employees, and actual or potential consultants, advisors, and permitted subcontractors, sub-licensees, and sub-distributors, and to the directors, officers, employees, and actual or potential consultants, advisors, and permitted subcontractors, sub-licensees, and sub-distributors of such Affiliates, who have a need to know such Confidential Information to assist the receiving Party with the research, Development, Manufacturing, or Commercialization activities contemplated or required of it by this Agreement; provided that in each case the Person to whom Confidential Information is being disclosed is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 12.1, (c) potential investors and acquirers in connection with bona fide financing or acquisition due diligence, and (d) with respect to Evommune: Dermira, Lilly, and any other Dermira Affiliates, to the extent reasonably required under the Dermira License; and provided, further, that each Party shall remain responsible for any failure by its attorneys, independent accountants, and financial advisors, Affiliates, and its and its Affiliates’ respective directors, officers, employees, and actual or potential consultants, advisors, and permitted subcontractors, sub-licensees, and sub-distributors, and any other parties to whom such Confidential Information is disclosed, to treat such Confidential Information as required under this Section 12.1.

For clarity, either Party may disclose without any limitation such Party’s U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions relating to such Party that are based on or derived from this Agreement, including a complete copy of this Agreement and any amendments thereto.

12.1.4 Each Party acknowledges that a Party in breach of any of its obligations under this Section 12.1 may cause the non-breaching Party irreparable harm, for which monetary damages may be an inadequate remedy. Therefore, notwithstanding anything to the contrary in this Agreement in the event of any such breach, the non-breaching Party shall be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to seek injunctive relief, including an accounting for profits, specific performance of the terms hereof and other equitable relief for such breach, without the posting of bond or other security.

12.1.5 Notwithstanding the provisions of Section 12.1.1 of this Agreement or Section 12.1.1 of the First Sublicense Agreement, disclosure of “Confidential Information” under the First Sublicense Agreement shall, nonetheless, be deemed “Confidential Information” under this Agreement, and vice-versa.

12.2 Publicity. Except as required by Applicable Laws (including disclosure requirements of the SEC or any stock exchange on which securities issued by a Party are traded), neither Party shall make any other public announcement concerning this Agreement nor the subject matter hereof, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. If either Party intends to make a public announcement relating to the subject matter of this Agreement (except scientific publication), it shall furnish to the other Party the draft text to be announced at least [***] Business Days prior to the proposed date of such announcement (or as otherwise agreed by the Parties), and the Parties shall subsequently discuss and review the draft in good faith during such [***] Business Day period (or such other time period agreed by the Parties), with the goal of reaching a resolution in a timely manner so as not to delay the proposed announcement. Notwithstanding the foregoing and any provision to the contrary, no such consent shall be required by Evommune or Maruho with respect to (a) the publication of materials or information that have been previously disclosed, so long as the content of such publication remains accurate at the time of disclosure, or (b) any disclosure which is required by Applicable Law or the rules of the U.S. Securities and Exchange Commission or any securities exchange. In addition, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement, in each case, to the extent that such information has already been publicly disclosed in accordance herewith.

12.3 Securities Filings. In the event Maruho proposes to file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, a registration statement or any other disclosure document which describes or refers to this Agreement, Maruho shall notify Evommune of such intention and shall provide Evommune with a copy of relevant portions of the proposed filing not less than [***] Business Days prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), and shall use reasonable efforts to obtain confidential treatment of any information that Evommune requests be kept confidential. For clarity, Evommune or any parent of Evommune may, at its discretion, file with the U.S. Securities and Exchange Commission or the securities regulators of any state or other jurisdiction under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities law, a registration statement or any other disclosure document which describes or refers to this Agreement.

12.4 Publications; Conferences. With respect to the Product/Compound, Maruho shall not submit or make a publication and/or a presentation, submit or display a poster, have a table, or conduct any similar activity in an international conference, in each case, without Evommune’s prior written consent (not to be unreasonably withheld). Without limiting the generality of the foregoing, if Maruho, its Affiliates, or their respective employee(s) or consultant(s) wishes to make a publication related to the Compound, any Product, or any matter that otherwise may reasonably contain Licensed Know-How or other Confidential Information of Evommune, Maruho shall deliver to Evommune a copy of the proposed written publication or an outline of an oral disclosure at least [***] days prior to submission for publication or presentation, and Evommune shall approve, reject, or otherwise provide comments with respect to such proposed publication or outline during such [***] day period. Upon Evommune’s request, Maruho shall remove any of Evommune’s Confidential Information, and Maruho shall delay publication and/or presentation in order to allow Evommune to file for intellectual property protection under Applicable Law.

12.5 Use of Names. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release, or other public document, without the written consent of such other Party; provided, however, that subject to Section 12.3, either Party may use the name of the other Party in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission, to the extent required under Applicable Law.

12.6 Unauthorized Disclosure of Confidential Information. Each Party shall have a response plan in place for any disclosure of Confidential Information that is not authorized or otherwise permitted under this Agreement. Such plan shall include considerations of, among other things, notification, remediation, and retrieval. In the event that a Party becomes aware of an unauthorized disclosure of Confidential Information, then such Party shall notify the other Party promptly in writing.

12.7 Survival. The obligations and prohibitions contained in this Article 12 as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of [***] years.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the expiration of the Royalty Term(s) for all Products in the Territory (or longer, to the extent that any payment obligations under Section 8.3 are ongoing) (the “Term”). Upon the expiration of this Agreement, the license grant set forth in Section 2.1 shall become perpetual, fully paid up, and non-exclusive in the Field in the Territory.

13.2 Termination for Material Breach. Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) materially breached or defaulted in the performance of any of its obligations (including a failure to perform). The Breaching Party shall have [***] days after written notice thereof was provided to the Breaching Party by the non-breaching Party to cure or remedy such breach or default. Unless the Breaching Party has cured or remedied any such breach or default prior to the expiration of such [***]-day period, such termination shall become effective immediately upon the Breaching Party’s receipt of the written notice of termination following the expiration of such [***]-day period. [***].

13.3 Termination for Non-Payment. Notwithstanding the provisions of Section 13.2 (and without limiting the generality thereof), Evommune may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to Maruho in the event that Maruho fails to pay in full, when due, any undisputed amount required to be paid under Article 7 or fails to provide, when due, the information required to be provided under Section 7.6. Maruho shall have [***] days after written notice thereof was provided to it by Evommune to pay such amount in full (or, if applicable, provide such information). Unless Maruho has paid such amount in full (or, if applicable provided such information) prior to the expiration of such [***]-day period, such termination shall become effective upon Maruho’s receipt of the written notice of termination to be given following the end of such [***]-day period.

13.4 Termination as a Result of Bankruptcy. Each Party shall have the right to terminate this Agreement upon written notice as a result of the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, or upon an assignment of a substantial portion of its assets for the benefit of creditors by the other Party; provided that such termination shall be effective only if such proceeding is not dismissed within [***] days after the filing thereof.

13.5 Termination for Safety, Efficacy, and/or Technical Reasons, or Financial Infeasibility. Maruho may terminate this Agreement, in whole or with respect to a particular country in the Territory, upon [***] days’ prior written notice in the event that Maruho determines in good faith that it will not proceed with Development and/or Commercialization activities pursuant to this Agreement, in whole or with respect to a particular country in the Territory, on the basis of: (a) safety, efficacy, and/or technical concerns regarding the Compound and/or any Product in the Field that make it infeasible for Maruho to continue to perform its obligations under this Agreement, in whole or with respect to a particular country in the Territory, or (b) the financial infeasibility of Maruho continuing to perform its obligations under this Agreement, in whole or with respect to a particular country in the Territory (e.g., in the case of significantly exceeding the expected budget).

13.6 Termination for Convenience. Maruho may terminate this Agreement for convenience at any time upon [***] days’ prior written notice.

13.7 Termination for Compliance Breach. Notwithstanding the provisions of Section 13.2 (and without limiting the generality thereof), each Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice in the event of a breach by the other Party of any of the compliance representations, warranties, and covenants set forth in Section 10.5, as follows:(a) immediately upon delivery of notice of termination in the event that such breach (i) presents an imminent threat to health or safety, (ii) is based on a failure to comply with Anti-Corruption Laws and/or Trade Laws, or (iii) is a breach of Section 10.5.2, or, otherwise, or (b) immediately if the Breaching Party fails to cure or remedy such breach of default within [***] days after delivery of written notice thereof to such Breaching Party.

13.8 Cross-Termination Rights for Certain Material Occurrences. Evommune may terminate this Agreement with written notice to Maruho upon the termination of the First Sublicense Agreement pursuant to the terms of: (a) Section 13.2 of the First Sublicense Agreement, if the breach or default giving rise to such termination resulted from Maruho’s fraud, gross negligence, or willful misconduct; or (b) Section 13.7 of the First Sublicense Agreement. In addition, the Parties acknowledge and agree that Evommune may terminate the First Sublicense Agreement with written notice to Maruho upon the termination of this Agreement pursuant to the terms of: (a) Section 13.2 of this Agreement, if the breach or default giving rise to such termination resulted from Maruho’s fraud, gross negligence, or willful misconduct; or (b) Section 13.7 of this Agreement.

13.9 Other Rights of Termination

13.9.1 Evommune may terminate this Agreement pursuant to Sections 3.6, 4.7, 5.2.2, and 8.10.

13.9.2 Maruho may terminate this Agreement pursuant to Sections 3.4.1 and 8.10.

13.9.3 This Agreement automatically terminates in accordance with Section 2.7.6.

13.10 Upon the termination of this Agreement with respect to a particular country in the Territory or with respect to a Product in any country in the Territory, the provisions of Article 14 of this Agreement shall apply solely with respect to such country in the Territory or such Product in such country in the Territory.

ARTICLE 14

EFFECTS OF EXPIRATION OR TERMINATION

14.1 Termination of Licenses. Upon the termination (but not expiration) of this Agreement, all rights and licenses granted to Maruho hereunder shall immediately terminate and be of no further force and effect and Maruho shall cease Developing, Commercializing, Manufacturing, and Packaging and Labeling the Products; provided that Maruho and its Affiliates will be entitled, during the [***] period immediately following the effective date of termination of this Agreement, to sell any inventory of Products on hand as of the effective date of the expiration or termination, so long as Maruho pays to Evommune the Royalty Payments and other amounts payable hereunder (including milestones) applicable to said subsequent sales, with respect to sales in the Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement and otherwise complies with the terms set forth in this Agreement.

14.2 Assignments. Upon the termination (but not expiration) of this Agreement, and subject to the arrangement contemplated by Section 2.7.6 pursuant to which this Section 14.2 shall not apply, Maruho will promptly, in each case within [***] days thereafter (except as required in connection with the sell-off period contemplated by Section 14.1), and at no cost to Evommune (except, in the event that Maruho terminates this Agreement in accordance with Section 8.10, 13.2, or 13.4, then at Evommune’s reasonable cost), do the following:

(a) assign to Evommune, at Evommune’s sole discretion and direction, all of Maruho’s right, title, and interest in and to any agreements (or portions thereof) between Maruho and Third Parties to the extent related to the Development, Commercialization, or Manufacture of the Products, including the right to enforce any such agreements;

(b) assign to Evommune, at Evommune’s sole discretion and direction, all of Maruho’s right, title, and interest in and to any (i) Promotional Materials, (ii) copyrights and trademarks (including the Product trademarks and Product trade dress), including any goodwill associated therewith, and any registrations and design patents for the foregoing, and (iii) any Internet domain name registrations for such trademarks and slogans, all to the extent related to the Products; provided, however, that in the event Evommune exercises such right to have assigned such Promotional Materials, Maruho shall grant, and hereby does grant, a royalty-free right and license to any housemarks, trademarks, names, and logos of Maruho contained therein for a period of [***] in order to use such Promotional Materials in connection with the Commercialization of the Products in the Field in the Territory in substantially the same manner as used by Maruho;

(c) assign to Evommune, at Evommune’s sole discretion and direction, the management and continued performance of any Clinical Trials for the Products ongoing hereunder as of the effective date of such termination in respect of which Evommune shall assume full financial responsibility from and after the effective date of such termination;

(d) transfer to Evommune all of Maruho’s right, title, and interest in and to any and all regulatory filings, Regulatory Approvals (including, without limitation, Product Approvals and Pricing Approvals), and other Regulatory Materials for the Products;

(e) transfer to Evommune all of Maruho’s right, title, and interest in and to any and all Arising IP (including, without limitation, Development Data and Commercialization Data), and any other Intellectual Property Controlled by Maruho relating primarily to the Compound and/or any Product, including, without limitation, that any Maruho shall transfer to Evommune its Confidential Information to the extent related to the Compound and/or any Product and such information shall, following the effective date of termination, constitute the Confidential Information of Evommune; and

(f) provide a copy of (i) the material tangible embodiments of the foregoing and (ii) any other material books, records, files, and documents Controlled by Maruho solely to the extent related to the Compound and/or the Products; provided, however, that to the extent that any agreement or other asset described in this Section 14.2 is not assignable by Maruho, then such agreement or other asset will not be assigned, and upon the request of Evommune, Maruho will use Commercially Reasonable Efforts to do what is reasonably necessary to allow Evommune to obtain and to enjoy the benefits of such agreement or other asset.

For purposes of clarity, (A) Evommune shall have the right to request that Maruho take any or all of the foregoing actions set forth in this Section 14.2 in whole or in part, or with respect to all or any portion of the assets set forth in the foregoing provisions set forth in this Section 14.2 and (B) to the extent Evommune requests Maruho to transfer its right, title, and interest in the items set forth in this Section 14.2 to Evommune, Maruho shall cause its Related Parties to transfer and assign to Evommune all of such Related Parties’ right, title, and interest in and to the foregoing items set forth in this Section 14.2.

14.3 Disclosure and Delivery of Know-How. Upon the termination (but not expiration) of this Agreement, Maruho will promptly, in each case within [***] days thereafter, and at no cost to Evommune (except, in the event that Maruho terminates this Agreement in accordance with Section 13.2, then at Evommune’s reasonable cost), do the following: (a) Maruho will promptly transfer to Evommune copies of any physical embodiment of any Know-How Controlled by Maruho, to the extent then used in connection with the Development, Manufacture, and/or Commercialization of the Compound and/or any Product in the Field in the Territory; and (b) such transfer shall be effected by the delivery of material documents, to the extent such Know-How is embodied in such documents, and to the extent that Know-How is not fully embodied in such documents, Maruho shall make its employees and agents who have knowledge of such Know-How in addition to that embodied in documents available to Evommune for interviews, demonstrations, and training to effect such transfer in a manner sufficient to enable Evommune to practice such Know-How but only in a manner as set out as follows in this Section 14.3. The appropriate technical teams at Evommune and Maruho will meet to plan transfer for such Know-How as follows: (i) Maruho’s designated representative(s) for the Products will meet with representatives from Evommune to answer questions with respect to such Know-How and establish a plan for the transfer for such Know-How; and (ii) Maruho will allocate adequate appropriately qualified representatives to work with Evommune to review such Know-How to enable the completion of the transfer within [***] days of the completion of the initial transfer planning meetings to the extent reasonable, but in any event no longer than [***] days thereafter.

14.4 Disposition of Commercialization-Related Materials. Upon the termination (but not expiration) of this Agreement, Maruho will promptly deliver to Evommune in electronic, sortable form (a) a list identifying all wholesalers and other distributors involved in the Commercialization of the Products in any country in the Territory as well as any customer lists (e.g., purchasers) related to the Commercialization of the Products in any country in the Territory, and (b) all Promotional Materials, as well as any items bearing the Product trademarks or Product trade dress and/or any trademarks or housemarks otherwise associated with the Compound, any Product, and/or Evommune.

14.5 Accrued Rights. Expiration or termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such expiration or termination, including, without limitation, that all accrued but unpaid payments under this Agreement shall immediately become due and owing upon termination or expiration of this Agreement. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement.

14.6 Survival. Notwithstanding anything to the contrary contained herein, the following provisions shall survive any expiration or termination of this Agreement: Articles 1 (Definitions), 11 (Indemnification), 12 (Confidentiality), 14 (Effects of Expiration or Termination) 15 (Dispute Resolution), and 16 (Miscellaneous), the first sentence of each of Section 7.10.1 and 7.10.2, and Sections 7.11, 8.1 (subject to Sections 14.2 and 14.3), 10.5.4-10.5.7, 10.8, and 13.1. Except as set forth in this Article 14 or otherwise expressly set forth herein, upon expiration or termination of this Agreement, all other rights and obligations of the Parties shall cease.

14.7 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Evommune and Maruho are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party, as licensee of certain rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property licensed to such other Party and all embodiments of such Intellectual Property, which, if not already in such other Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party; and (b) the Bankrupt Party shall not unreasonably interfere with the other Party’s rights to Intellectual Property and all embodiments of Intellectual Property, and shall assist and not unreasonably interfere with the other Party in obtaining Intellectual Property and all embodiments of Intellectual Property from another entity. The “embodiments” of Intellectual Property include all tangible, intangible, electronic, or other embodiments of rights and licenses hereunder, including all compounds and products embodying Intellectual Property, Products, filings with Regulatory Authorities, and related rights and Evommune Know-How in the case that Evommune is the Bankrupt Party and Know-How Controlled by Maruho and related to the Compound and/or any Product in the case Maruho is the Bankrupt Party.

ARTICLE 15

DISPUTE RESOLUTION

15.1 Disputes. The Parties recognize that, from time to time, disputes, controversies, or claims may arise which stem from or are related to a Party’s respective rights or obligations under this Agreement or a Party’s actual or alleged breach of this Agreement (a “Dispute”). It is the desire of the Parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 if and when a Dispute arises under this Agreement. If the Parties are unable to resolve any Dispute within [***] days after such Dispute is submitted to it, either Party may, by written notice to the other Party, have such dispute referred to Designated Officers of each Party for attempted resolution. If the Designated Officers cannot reach resolution of the Dispute within [***] days after such referral, the Dispute shall be referred to the Parties’ designated executive officers or their delegates for attempted resolution. In the event the designated executive officers or their delegates are not able to resolve such Dispute within such [***]-day period after receipt of written notice, and a Party wishes to pursue the matter, then each Party may assert any remedy available at law or equity to enforce its rights under this Agreement.

15.2 Choice of Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws. Each of the Parties hereby submits to the jurisdiction of the United States Federal District Court for Delaware in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action, or proceeding relating thereto except in such court, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue, or inconvenient jurisdiction. Each Party further agrees that service or any process, summons, notice, or document by U.S. registered mail to such Party’s notice address provided for in this Agreement shall be effective service of process for any action, suit, or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 15.2. Notwithstanding the foregoing, nothing contained in this Agreement will deny any Party the right to seek injunctive relief or other equitable relief from a court of competent jurisdiction applying the laws of the court in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any other ongoing proceeding. Any rights to trial by jury with respect to any suit, action, proceeding, or claim (whether based upon contract, tort, or otherwise), directly or indirectly, arising out of or relating to this Agreement hereunder are expressly and irrevocably waived by each of the Parties.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings, and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties. For the avoidance of doubt, each of this Agreement and the First Sublicense Agreement is a separate and standalone agreement and, except as set forth explicitly in each of Section 3.4.4, Section 5.5, Section 5.6.4, Section 8.1.2(b), Section 12.1.5, and Section 13.8, the terms of this Agreement shall not be deemed to amend or modify the terms of the First Sublicense Agreement and the terms of the First Sublicense Agreement shall not be deemed to amend or modify the terms of this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the exercise of their rights and the performance of their obligations under this Agreement shall not, alone, constitute a breach of the First Sublicense Agreement, but solely to the extent that such exercise of rights or performance of obligations is compliant with this Agreement; and the exercise of their rights and the performance of their obligations under the First Sublicense Agreement shall not, alone, constitute a breach of this Agreement, but solely to the extent that such exercise of rights or performance of obligations is compliant with the First Sublicense Agreement.

16.2 Force Majeure. No Party shall be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement (other than obligations to make payments of money) to the extent such performance has been delayed, interfered with, or prevented by an event of Force Majeure, and the obligations of such Party under this Agreement (other than obligations to make payments of money) whose performance is affected by Force Majeure shall be suspended during, but not longer than, the continuance of the event of Force Majeure. Any Party that experiences an event of Force Majeure shall provide prompt notice of such event to the other Party, including and an estimate of the likely period of time during which its performance will be affected, and shall use reasonable efforts to remove the condition constituting Force Majeure. In the event of a prolonged condition of Force Majeure that makes it unreasonable to continue to perform other activities then being performed by the Parties and their Affiliates pursuant to this Agreement, the Parties shall consult directly or through the JSC and may appropriately scale back their respective activities in order to avoid waste or inappropriate usage of resources under the circumstances, and neither Party shall be liable for any such reasonable scale back, or be considered in breach of its obligations under this Agreement (other than obligations to make payments of money to the other Party) as a result of such reasonable scale back. Notwithstanding anything to the contrary contained in this Section 16.2 or elsewhere in this Agreement, the Parties acknowledge and agree that neither the COVID-19 pandemic and business disruptions related thereto (collectively, the “COVID Event”), nor any recurrence thereof, shall be considered to be an event of Force Majeure or otherwise excuse any failure or delay in performance by either Party under this Agreement (so long as performance is not thereby made unlawful) unless such COVID Event significantly worsens in a manner or to a degree that is not reasonably foreseeable to the Parties.

16.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid (which notice shall be effective five (5) Business Days after such mailing); express delivery service (which notice shall be effective on the first Business Day after delivery to such service); or personally delivered to the appropriate addresses (which notice shall be effective upon delivery to such addresses) set forth below or to such other addresses or numbers for a Party as such Party may inform the other Party by giving five (5) Business Days’ prior written notice:

If to Evommune:	Evommune, Inc. 1841 Page Mill Road Suite 100 Palo Alto, CA 94304 Attention: Chief Legal Officer E-Mail: [***]

With copies to:	DLA Piper LLP (US) 650 South Exeter Street Suite 1100 Baltimore, MD 21202 Attention: [***] E-Mail: [***]

If to Maruho:	Maruho Co., Ltd. 1-5-22 Nakatsu, Kita-ku Osaka, 531-0071 Japan Attention: General Manager, Global Business Development E-Mail: [***]

16.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that a Party may make such an assignment or transfer without the other Party’s written consent (a) to any of its Affiliates (but only for so long as such Person is and remains an Affiliate of such Party, it being agreed that such Party shall cause such assignment to terminate prior to such time, if any, as such Person ceases to be an Affiliate of such Party), and (b) to any Third Party in connection with (i) the acquisition of such Party by or merger or consolidation of such Party with another entity, or (ii) a merger, consolidation, sale of stock, sale of all or substantially all of such Party’s assets, or other similar transaction in which such Third Party either becomes the owner of all or substantially all of the business and assets of (A) such Party or (B) that portion of such Party’s business or business unit relating to this Agreement. Any permitted successor or assignee of rights or obligations hereunder shall, in a writing delivered to the other Party, expressly assume the performance of such rights or obligations. Except as set forth in the immediately preceding sentence, in the event of an assignment or transfer as permitted above in this Section 16.4, if this Agreement is assigned or transferred to an Affiliate, the assigning or transferring Party shall remain responsible (jointly and severally) with such Affiliate for the performance of such assigned or transferred obligations. Any assignment or transfer, or attempted assignment or transfer, by either Party in violation of the terms of this Section 16.4 shall be null and void and of no legal effect. This Agreement shall be binding on, and inure to the benefit of, each Party, its successors and permitted assigns.

16.5 Offset Rights. Notwithstanding anything to the contrary in this Agreement, neither Party may, at any time or for any reason, offset any payments due to the other Party or its Affiliates under this Agreement.

16.6 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good-faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.7 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

16.8 Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

16.9 Headings. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.10 Interpretation. Except where the context expressly requires otherwise: (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (e) any reference herein to any person shall be construed to include the person’s successors and assigns; (f) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (g) all references herein to Articles, Sections, Exhibits, or Schedules shall be construed to refer to Articles, Sections, Exhibits, or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto; (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals, and other written communications contemplated under this Agreement; (i) provisions that require that a Party, the Parties, or any committee hereunder “agree,” “consent,” or “approve” or the like shall require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, email, approved minutes, or otherwise (but excluding instant messaging); (j) references to any specific law, rule, or regulation, or article, section, or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule, or regulation thereof; (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; and (l) the term “to the extent” shall be interpreted to mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if.”

16.11 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.12 No Third-Party Beneficiaries. Other than Dermira in accordance with Section 2.7.4 and Maruho, Evommune, and their respective Affiliates, successors, and permitted assignees hereunder, no Person shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

16.13 Independent Contractors. It is expressly agreed that Maruho and Evommune shall be independent contractors and that the relationship between Maruho and Evommune shall not constitute a partnership, joint venture, or agency. Neither Maruho nor Evommune shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of such other Party.

16.14 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of electronically scanned copies of original signatures delivered by facsimile or electronic mail, and such signatures shall be deemed to bind each Party as if they were original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the date first written above.

Evommune, Inc.		Maruho Co., Ltd.

By:	/s/ Luis Peña	By:	/s /Atsushi Sugita
Name: Luis Peña		Name: Atsushi Sugita
Title: President and CEO		Title: Representative Director, President & CEO

[Signature Page to Sublicense Agreement]

Schedule 1.17

Compound

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Schedule 1.48

Licensed Patents

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Exhibit A

Specifications

As mutually agreed upon and attached hereto following the Effective Date

Exhibit B

Example of Royalty Payment Calculation

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